SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

April 10, 2007

Dear Stockholder:

The Annual Meeting of Stockholders of Gemstar-TV Guide International, Inc. (the “Company”) will be held on May 16, 2007, at 10:00 a.m. Pacific time, at the Intercontinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

Sincerely,

Richard Battista

Chief Executive Officer

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2007

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Gemstar-TV Guide International, Inc. (the “Company”) will be held on May 16, 2007, at 10:00 a.m. Pacific time, at the Intercontinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting, stockholders will be asked to:

1.	elect Anthea Disney, Richard Battista, Peter Chernin, David F. DeVoe, Nicholas Donatiello, Jr., James E. Meyer, K. Rupert Murdoch, James P. O’Shaughnessy and Ruthann Quindlen each to a one-year term as a director;

2.	adopt the 2007 Long-Term Incentive Plan;

3.	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

4.	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 19, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten (10) days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Stephen H. Kay

Executive Vice President,

General Counsel and Secretary

April 10, 2007

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

PROXY STATEMENT

Annual Meeting of Stockholders—May 16, 2007

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Gemstar-TV Guide International, Inc. (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 16, 2007 at 10:00 a.m. Pacific time, at the Intercontinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 11, 2007. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is given, the shares represented by each properly executed, unrevoked proxy will be voted (i) “FOR” the proposal to elect the director nominees each to a one-year term; (ii) “FOR” the proposal to approve the 2007 Long-Term Incentive Plan; and (iii) “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Record Date

Only holders of record of shares of common stock of the Company at the close of business on March 19, 2007, the record date fixed by the Board of Directors (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 427,912,048 shares of common stock outstanding. Each share is entitled to one vote. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and during the ten (10) days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in “street name”, meaning a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Since you are not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

In order to be admitted to the Annual Meeting, a stockholder of record must present an admission ticket. Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 9:00 a.m. Pacific time, and seating will begin at 9:30 a.m. Pacific time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices (such as cell phones) will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The election of directors requires a plurality of the votes cast. Abstentions and broker “non-votes” will have no effect on the outcome of the vote with respect to the election of directors.

The proposal to approve the 2007 Long-Term Incentive Plan and the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 require the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the matter. For this purpose, abstentions have the same effect as votes “AGAINST” such proposal but broker “non-votes” are not counted as entitled to vote “FOR” this purpose and will have no effect on the outcome of the vote.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding,” which will reduce our printing and mailing costs. Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.

A stockholder can notify the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future by writing to the Company’s Investor Relations Department at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, or by calling (323) 817-4600. Stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements at the same address. Each stockholder who participates in householding will continue to receive a separate proxy card.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation and by-laws, all directors are elected annually at the annual stockholders meeting. All of the nominees listed below are presently serving as directors and each has consented to being nominated and, if elected, to serving as directors of the Company. If the stockholders approve Proposal No. 1, these directors will hold office until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified.

The following table lists the nominees for election as directors. The ages shown are as of March 14, 2007.

Name and Age	Business Experience and Directorships	Director Since

Anthea Disney (62)	Ms. Disney has served as Chairman of the Board since December 2004. Ms. Disney is Executive Vice President for Content at News Corporation. She is also a member of News Corporation’s Executive Management Committee. Prior to this, Ms. Disney held various roles including Chairman and Chief Executive Officer of TV Guide, Inc. and President and Chief Executive Officer of HarperCollins Publishers, a position she held from March 1996 to September 1997. Ms. Disney joined News Corporation in 1990. Ms. Disney is also a director of HSBC North America Holdings, Inc.	December 2004

Richard Battista (42)	Mr. Battista has been a director and Chief Executive Officer of the Company since December 2004. Prior to joining the Company, Mr. Battista was Executive Vice President, Business Development and Strategy for the Fox Entertainment Group, Inc. (“Fox”) from April 2004 to December 2004, Executive Vice President of Fox Networks Group from January 2003 to April 2004 and Executive Vice President of Fox Television from April 2001 to January 2003. Prior to joining Fox, from 1999 to 2000, Mr. Battista was the Co-Founder and Chief Executive Officer of iFUSE, a privately held Internet company. iFUSE entered into Chapter 7 bankruptcy proceedings in 2000. Before launching iFUSE, Mr. Battista spent nine years at the Fox organization in numerous operating positions and before that, as a financial analyst at Morgan Stanley. Mr. Battista received an MBA from Harvard Business School in 1990 and a BS in Business Administration from Georgetown University in 1986.	December 2004

Peter Chernin (55)	Mr. Chernin has been a director of the Company since April 2002. Mr. Chernin has been a Director, and the President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a Director and the President and Chief Operating Officer of Fox since 1998. Mr. Chernin has been a Director and the Chairman and Chief Executive Officer of News America Incorporated since 1996 and in various executive capacities at Fox subsidiaries since 1989. Since October 2002, Mr. Chernin has been on the Los Angeles Board of the Museum of TV & Radio. He has served as a Director of The DIRECTV Group, Inc. (“DIRECTV”) since November 2003 and as a Director of American Express Company since January 2006. Former directorships include e*Trade Group, Inc. from 1999 to 2003 and TV Guide, Inc. from 1999 to July 2000.	April 2002

Name and Age	Business Experience and Directorships	Director Since
David F. DeVoe (60)	Mr. DeVoe has been a director of the Company since June 2001. Mr. DeVoe has been a Director and the Chief Financial Officer of News Corporation since 1990 and its Senior Executive Vice President since 1996. Mr. DeVoe has been a Director of News America Incorporated since 1991 and a Senior Executive Vice President since 1998. Mr. DeVoe has been a Director of Fox Entertainment Group since 1991 and its Senior Executive Vice President and Chief Financial Officer since 1998. Mr. DeVoe has been a Director of STAR Group since 1993, NDS Group plc since 1996, British Sky Broadcasting Group plc since 1994, and DIRECTV since 2003.	June 2001

Nicholas Donatiello, Jr. (46)	Mr. Donatiello has been a director of the Company since July 2000. Mr. Donatiello was a director of TV Guide, Inc. from June 1999 to July 2000 and has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research and consulting regarding consumer adoption and usage of new media products and services. Prior to founding Odyssey, Mr. Donatiello was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant with McKinsey & Company. Mr. Donatiello is a director of the following private companies: W.R. Hambrecht + Co., a privately held investment bank, a registered broker/dealer, and an NASD member, where he is a member of the audit committee; Aristotle International, a database company that provides information and services around its database of registered voters in the United States and other countries of the world, where he is a member of the audit committee; and Picaboo Corporation, an early-stage company that provides software and services to consumers to facilitate the creation of photobooks and related products. Mr. Donatiello is also Chairman of the Board of Directors of Northern California Public Broadcasting, Inc. (NCPB) the most watched public television broadcaster and the most listened to public radio broadcaster in the country. NCPB operates public television stations KQED (San Francisco), KTEH (San Jose), KCAH (Monterey) and public radio stations KQED-FM (San Francisco) and KQEI-FM (Sacramento/North Highlands). Mr. Donatiello holds an undergraduate degree in engineering from Princeton University and an MBA from the Stanford University Graduate School of Business.	July 2000

James E. Meyer (52)	Mr. Meyer has served as a director of the Company since May 1997. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. Mr. Meyer is also President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer has held positions in the financial departments of such companies as RCA, General Electric and Thomson.	May 1997

Name and Age	Business Experience and Directorships	Director Since
K. Rupert Murdoch (76)	Mr. K.R. Murdoch has been a director of the Company since May 2001. Mr. K.R. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991 and Chief Executive Officer since 1979. Mr. K.R. Murdoch has been a Director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a Director of News International Limited, News Corporation’s principal and wholly-owned subsidiary in the United Kingdom, since 1969, and a Director of News America Incorporated, News Corporation’s principal subsidiary in the United States, since 1973. Mr. K.R. Murdoch has been a Director of Fox since 1985, its Chairman since 1992 and its Chief Executive Officer since 1995. Mr. K.R. Murdoch has been a Director of STAR Group since 1993, a Director of British Sky Broadcasting Group plc since 1990 and its Chairman since 1999, and Chairman of DIRECTV since 2003. Mr. K.R. Murdoch served as a Director of China Netcom Group Corporation (Hong Kong) Limited from 2001 to 2005.	May 2001

James P. O’Shaughnessy (60)	Mr. O’Shaughnessy has served as a director of the Company since October 2004. He currently conducts a consulting practice in the field of intangible asset management and also serves as a principal in Lake Street Holding, LLC, a company devoted to technology management. Mr. O’Shaughnessy retired from Rockwell Automation in 2004 where he served as Vice President and Chief Intellectual Property Counsel. Having joined Rockwell International in 1996, Mr. O’Shaughnessy led the company’s successful effort to resolve the significant patent issues it faced at that time, while also helping to build a technology portfolio for future competitive advantage. Prior to his service with Rockwell, Mr. O’Shaughnessy was a partner with Foley & Lardner in Milwaukee, WI, where, over a ten-year period, he helped to grow the firm’s intellectual property practice into the then largest patent practice worldwide. His clients have included Advanced Micro Devices, Boeing Aerospace, and Cox Laboratories. He received a BS in materials engineering from Rensselaer Polytechnic Institute in 1972 and earned his JD from Georgetown University Law Center in 1977.	October 2004

Ruthann Quindlen (52)	Ms. Quindlen has been a director of the Company since October 2004. Since 1994, Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), one of Silicon Valley’s leading investment firms. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Prior to joining IVP, Ms. Quindlen was a managing director at Alex Brown & Sons. During her 10-year tenure, she assisted a variety of software firms and worked on the IPOs of leading software companies including Microsoft, AOL, Aldus, Borland, Broderbund, Electronic Arts, McAfee Associates and the 3DO Corporation. Author of Confessions of a Venture Capitalist, published by Warner Books, Ms. Quindlen graduated with an MBA from the Wharton School of the University of Pennsylvania in 1983, and with a BS in Foreign Service from Georgetown University in 1976.	October 2004

Directors are elected by a plurality of the votes, which means the nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock is entitled to one vote for each of the nine director nominees.

The accompanying proxy solicited by the Board will be voted “FOR” the election of the nine nominees named above, unless the proxy card is marked to withhold authority to vote. If any nominee should become unavailable for election prior to the Annual

Meeting, an event that currently is not anticipated by the Board, the proxies will be voted “FOR” the election of a substitute nominee or nominees proposed by the Board. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Compensation of Directors

The fees payable to the non-employee Directors of the Company are reviewed and recommended by the Nominating Committee of the Board and set by the Board. The Nominating Committee periodically reviews director compensation and considers the appropriateness of the form and amount of non-employee Director compensation with a view toward attracting and retaining qualified directors. The Company believes that compensation for non-employee Directors should be competitive and reflect the work required by service on the Board and on each committee. In addition, non-employee Director compensation should include a form of equity compensation in order to align Directors’ interests with the long-term interests of the Company’s stockholders.

Pursuant to the Company’s Non-Employee Director Compensation Policy, the annual retainer fee paid to each non-employee director of the Company is $35,000. Non-employee directors may elect to have the annual retainer fee paid in either cash or common stock of equivalent value. For each Board meeting attended, each non-employee director of the Company receives $1,500. Audit Committee members receive $2,500 for each Audit Committee meeting attended. Members of the Nominating and Compensation Committees receive a fee of $1,000 for each committee meeting attended.

In addition to fees, non-employee Directors receive annual equity awards in the form of restricted stock units having a value equal to $60,000. The annual equity awards vest in one year and are issued to the non-employee Directors during the first open trading window following the Company’s Annual Meeting of Stockholders.

The compensation paid to non-employee Directors in 2006 is set forth in the table below:

2006 Board and Committee Fees

Annual Cash Retainer	$35,000
Annual Equity Award in the form of restricted stock units	$60,000
Fee per meeting attended
Board meetings	$1,500
Audit Committee meetings	$2,500
Compensation Committee meetings	$1,000
Nominating Committee meetings	$1,000

In addition, all directors of the Company are reimbursed for their reasonable travel and other expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any Committee of the Board. The following non-employee directors have elected to forgo the receipt of any compensation for their Board services: Messrs. Chernin, DeVoe and Murdoch. Fees are not paid to Mr. Battista for his service as a director of the Company. See “Executive Compensation and Other Information” on page 20 for a description of Mr. Battista’s compensation as an executive officer of the Company. In addition, Ms. Disney does not receive any compensation for her services as Executive Chairman of the Board. However, during 2006 the Company reimbursed News Corporation an agreed-upon amount of $400,000 for the services of Ms. Disney, as set forth in an addendum to the Amended and Restated Services Agreement between The News Corporation and Gemstar-TV Guide International, Inc, amended and restated as of January 1, 2004. See “Certain Relationships and Related Transactions” on page 34. Effective January 1, 2007, Ms. Disney became a non-executive Chairman of the Board, and the Company will no longer be reimbursing News Corporation for her services from and after that date.

The table below shows the total compensation paid during 2006 by the Company to each director (except for Mr. Battista whose compensation appears on page 27):

Director Compensation

Name	Fees Earned or Paid in Cash		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Anthea Disney	$0		$0		$400,000	(2)	$400,000
Nicholas Donatiello, Jr.	$85,500		$60,000		N/A		$145,500
James E. Meyer	$85,000		$60,000		N/A		$145,000
James P. O’Shaughnessy	$13,000	(3)	$95,000	(3)	N/A		$108,000
Ruthann Quindlen	$81,500		$60,000		N/A		$141,500
Peter Chernin	$0		$0		N/A		-0-
David F. DeVoe	$0		$0		N/A		-0-
K. Rupert Murdoch	$0		$0		N/A		-0-

(1)	Pursuant to the terms of the Company’s Non-Employee Director Compensation Policy, as of March 14, 2007, Mr. Donatiello has received 52,337 restricted stock units, Mr. Meyer has received 46,424 restricted stock units, Mr. O’Shaughnessy has received 62,171 restricted stock units and Ms. Quindlen has received 33,929 restricted stock units.
(2)	Ms. Disney does not receive any compensation for her position as a director of the Company. However, in 2006 the Company reimbursed News Corporation for the services of Ms. Disney in an amount equal to approximately $400,000 pursuant to an agreement approved by the Company’s Audit Committee. These costs may be deemed to be compensation to Ms. Disney and are therefore included in the “All Other Compensation” column of this table. Effective January 1, 2007, Ms. Disney became a non-executive Chairman of the Board, and the Company will no longer be reimbursing News Corporation for her services from and after that date.
(3)	As permitted by the Company’s Non-Employee Director Compensation Policy, Mr. O’Shaughnessy elected to receive restricted stock valued at $35,000 in lieu of cash for the annual retainer.

Corporate Governance Matters

Board Independence. The Board undertook its annual review of director independence in March 2007. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.

As a result of this review, the Board affirmatively determined that Mr. Chernin, Mr. DeVoe, Mr. Donatiello, Mr. Meyer, Mr. Murdoch, Mr. O’Shaughnessy, and Ms. Quindlen are directors who are independent of the Company and its management under the standards adopted by the Company and established by The NASDAQ Stock Market (“NASDAQ”). Mr. Battista is not considered an independent director because of his employment as Chief Executive Officer of the Company, and Ms. Disney is not considered an independent director due to payments made by the Company to News Corporation for her services. See “Certain Relationships and Related Transactions” which appears on page 34.

Standards of Business Conduct and Code of Ethics. The Company has a Standards of Business Conduct, which is applicable to all officers, directors and employees of the Company. In addition, the Board approved a separate Code of Ethics, which contains provisions specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Standards of Business Conduct are available on the Company’s Investor Relations Web site (http://ir.gemstartvguide.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its Web site.

Stockholder Nomination Procedure. The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members, as well as the composition of the Board as a whole, in the context of the needs of the Company. The Nominating Committee recommends nominees for election to the Board and evaluates recommendations made by the stockholders. The Nominating Committee operates in accordance with its charter and is composed of Nicholas Donatiello Jr. and Peter Chernin, each of whom meets the independence requirements of NASDAQ. The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board.

The Nominating Committee will review all nominees for director in accordance with its charter and select those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

The Nominating Committee has adopted a policy with regard to considering a stockholder’s nominee. Pursuant to the Company’s by-laws, stockholders may nominate persons for election to the Company’s Board. Stockholder nominations must meet all of the requirements for stockholder proposals discussed on page 35. The Company’s by-laws also require that for each individual nominated for election or re-election as a director, a stockholder’s written notice of nomination must include: (i) his or her name, age and home and business addresses; (ii) his or her principal occupation or employment; (iii) the class and number of shares of the Company that he or she beneficially owns; and (iv) any other information required by the proxy rules of the SEC. In addition, for each stockholder making the nomination, written notice must include: (i) such stockholder’s name and address as they appear on the Company’s books and (ii) the class and number of shares of the Company’s common stock that such stockholder beneficially owns. In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as the Nominating Committee uses for candidates it identifies. Before recommending a stockholder’s candidate, the Nominating Committee may also: consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board; conduct appropriate verifications of the background of the candidate; and interview the candidate or ask the candidate for additional information. The Nominating Committee has full discretion not to include a stockholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

The Compensation Committee amended its charter in September 2006 to vest in the Compensation Committee the duty, responsibility and authority to advise the Board of Directors on succession planning in the event of an emergency or the retirement of the Chief Executive Officer.

Stockholder Communication with the Board. Stockholders may communicate with the Board by submitting written material to the Secretary of the Company at the Company’s headquarters. Subject to reasonable constraints of time and topics and the rules of order, stockholder communications shall be presented to the Board at the next regularly scheduled meeting of the Board, or relevant committee of the Board. The Board reserves the right to determine the appropriate action to be taken, if any, in response the stockholder communication.

Director Evaluation Policy. The Nominating Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Option Grant Policy. The Compensation Committee is responsible for reviewing and approving any equity award under the Company’s equity-based plans, as well as considering, recommending, administering and implementing the Company’s equity-based plans.

In connection with the approval of equity awards under the Company’s equity-based plans, the Company has adopted an Option Grant Policy. Pursuant to the terms of the Option Grant Policy, all equity awards made by the Compensation Committee shall be granted on the date of the meeting at which the award was approved. Except with regard to new hires, the grant price shall be the closing price of the Company’s common stock on the Nasdaq Stock Market on the approval date. No equity award may be modified after the grant date except by the action of the Compensation Committee. Annual equity awards shall be approved by the Compensation Committee at a regularly scheduled meeting during an open trading window. Except in the case of extraordinary circumstances, in the event of a new hire equity award, management shall recommend to the Compensation Committee an award at the first regularly scheduled meeting during an open trading window following the commencement of employment of the new hire. In the event the new hire is an executive officer whose employment agreement containing an award must be approved by the Compensation Committee prior to the next regularly scheduled meeting during an open trading window, then the grant price shall be the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of the first regularly scheduled meeting during an open trading window following the later to occur of the approval date and the commencement of employment of the new hire.

The details of every equity award shall be reflected in the resolutions of the Compensation Committee, which shall be maintained in the Committee’s minute books, or on the Committee’s or Committee Member’s written approval which shall be filed with the Committee’s records.

Committees and Meetings of the Board of Directors

During 2006, the Board held six meetings. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and the meetings of the committees on which they served, except Mr. DeVoe. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. Six directors attended the Annual Meeting of Stockholders held on June 1, 2006. It is the policy of the Board to hold regular executive sessions without management present. Generally, Ms. Disney, as Chairman of the Board, attends the first portion of these executive sessions and presides over that portion of the executive session. The Board then generally meets in executive session without Ms. Disney, these executive sessions are typically led by the chair of the Nominating Committee or, in his absence, the chair of the Audit Committee.

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The committees are comprised entirely of independent directors as currently required under the existing rules of the Exchange Act and NASDAQ. Each committee is governed by a written charter approved by the Board.

Audit Committee. The Audit Committee currently consists of James E. Meyer, who serves as chair of the Committee, Nicholas Donatiello, Jr. and Ruthann Quindlen. The duties and responsibilities of the Audit Committee include assisting the Board in monitoring the integrity of the financial statements of the Company, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. During 2006, the Audit Committee held 15 meetings. The Audit Committee’s report required by the SEC rules appears on page 33.

The Audit Committee Charter provides that its members shall consist entirely of directors who the Board determines are “independent” in accordance with NASDAQ listing standards and who meet the additional “independence” requirements imposed by NASDAQ for audit committee membership. The Board determined that each of the members of the Audit Committee meets the foregoing independence requirements. The Board has determined that Mr. Meyer, chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined by the SEC.

A copy of the Company’s Audit Committee charter, as revised on March 15, 2007, is available on the Company’s investor relations Web site (http://ir.gemstartvguide.com) and is attached to this Proxy Statement as Appendix B.

Compensation Committee. The Compensation Committee consists of Peter Chernin, who serves as chair of the Committee, Mr. Meyer and James P. O’Shaughnessy. The primary responsibility of the Compensation Committee is to oversee compensation matters for the Company’s CEO and other executive officers. The Committee also administers the Company’s stock incentive plan. During 2006, the Compensation Committee held six meetings and acted by unanimous written consent three times. A copy of the Company’s Compensation Committee charter is available on the Company’s investor relations Web site (http://ir.gemstartvguide.com).

The Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms. The Compensation Committee also has such other authority and responsibilities as may be assigned to it from time to time by the Board. In 2006, the Compensation Committee retained Deloitte Consulting LLP (“Deloitte”) to evaluate and advise the Compensation Committee on the proposed 2007 Long-Term Incentive Plan. Deloitte was engaged directly by the Compensation Committee and instructed to review the competitiveness of the proposed plan and evaluate the appropriate number of shares to include in the plan.

The Compensation Committee may form subcommittees and delegate authority to such subcommittees if determined to be necessary or advisable. In 2006, the Compensation Committee delegated to Mr. Chernin, its Chairman, the authority to retain a consultant to advise the Compensation Committee on the proposed 2007 Long-Term Incentive Plan, as explained above.

Ms. Disney and Mr. Battista participated in executive officer compensation deliberations of the Compensation Committee except that Mr. Battista did not participate in any deliberations involving his own compensation.

Nominating Committee. The Nominating Committee consists of Messrs. Chernin and Donatiello, who serves as chair of the Committee. The Nominating Committee assists the Board in identifying qualified individuals to become Board members and determines the composition of the Board and its committees. The Nominating Committee held four meetings during 2006. A copy of the Company’s Nominating Committee charter is available on the Company’s investor relations Web site (http://ir.gemstartvguide.com).

Role of Chairman of the Board. In her role as Chairman, Anthea Disney (i) convenes and chairs regular meetings of the non-management directors and other meetings as may be necessary from time to time and, as appropriate, provides feed back to the Company’s Chief Executive Officer; (ii) coordinates and develops the agenda and chairs executive sessions of the independent directors; (iii) provides the medium for informal dialogue with and between independent directors and coordinates feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management and (iv) performs such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board, as a whole, by the independent directors, or by the Chief Executive Officer.

PROPOSAL NO. 2

APPROVAL OF 2007 LONG-TERM INCENTIVE PLAN

On March 15, 2007, the Board of Directors adopted the 2007 Long-Term Incentive Plan (which we refer to as the 2007 Plan) subject to stockholder approval at the annual meeting. The 2007 Plan, if approved, will replace the Company’s existing 1994 Stock Incentive Plan (which we refer to as the 1994 SIP), under which no additional equity awards will be granted upon effectiveness of the 2007 Plan.

A description of the provisions of the 2007 Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2007 Plan, a copy of which is attached as Appendix A to this proxy statement.

Background

We believe that stock ownership and stock-based incentive awards can align the interests of qualified employees, officers, directors and other service providers of the Company with those of the Company’s stockholders because they reward employees based upon stock price performance. Based on the terms of the 1994 SIP, the 1994 SIP would terminate on January 6, 2008 and no awards would be granted after such date. The 2007 Plan, if approved, will replace the 1994 SIP and is designed to reflect U.S. company practices with regard to structuring equity compensation awards.

The 2007 Plan provides for awards of stock options to purchase shares of common stock, stock appreciation rights, restricted and unrestricted shares of common stock, restricted share units, dividend equivalents, performance awards and other equity-related awards and cash payments, the terms and conditions of which are described in more detail below.

The Company’s directors and executive officers are eligible to receive awards under the 2007 Plan, as are all other employees of the Company and its subsidiaries. The number of directors is nine, the number of executive officers is twelve and there are approximately 1,691 employees as of December 31, 2006. Subject to adjustment as described under “Adjustments” below, the number of shares of common stock that may be issued under the 2007 Plan will be 30,000,000 shares. Of this amount and subject to adjustment as described under “Adjustments” below, the number of shares of common stock that may be issued in conjunction with awards of (i) restricted shares, restricted share units, unrestricted shares of common stock, performance shares and dividend equivalents and (ii) performance units and other awards, but only if the performance units or other awards are paid or settled in shares of common stock, is 30,000,000. We believe that the new shares available under the 2007 Plan represent a minimal amount of equity dilution. Including the new shares, the potential equity overhang from all stock incentives granted and available to employees would be less than 13%. Included in the equity overhang calculation are options with exercise prices greater than the current share price.

Shares of common stock issued under the 2007 Plan will be authorized but unissued shares. The plan limit is reduced on a one-for-one basis based on the number of shares of common stock in respect of which an award is granted or denominated. An award of stock appreciation rights reduces the plan limit on a one-for-one basis based on the number of shares of common stock for which the stock appreciation right is denominated, not the number of shares of common stock actually delivered pursuant to the stock appreciation right. Shares subject to awards under the 2007 Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of common stock that will be added back to the plan limit and will again be available for awards are those shares (1) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or paid, and (2) subject to an award that is instead settled in cash. Shares underlying awards granted in substitution for awards previously granted by an entity acquired by the Company will not be counted against the plan limit.

The maximum aggregate number of shares of common stock that may be granted to any participant during a single calendar year pursuant to stock options or stock appreciation rights that are not subject to performance goals, as described below (regardless of whether such awards are settled in cash, in shares of common stock, in other Company securities designated by the Compensation

Committee or in a combination thereof), is (subject to adjustment) 2,000,000 for a current employee and 4,000,000 for a newly hired employee who is granted an award in the year of hire. For awards other than those awards described in the previous sentence, the maximum amount that may be granted to any participant during any performance period of at least one year is 2,000,000 for awards denominated in cash and 1,000,000 shares of common stock for awards denominated in shares of common stock (subject to adjustment).

All awards under the 2007 Plan will be approved by the Compensation Committee or its designee, in its sole discretion. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular participant or group of participants in the future under the 2007 Plan. The fair market value of a share of common stock was $4.09 at the close of business on March 14, 2007. No awards have yet been granted under the 2007 Plan. Unless earlier terminated by action of the Board of Directors, the 2007 Plan will terminate on May 16, 2007.

Description of the Plan

Purpose of the Plan. The purpose of the 2007 Plan is to benefit and advance the interests of the Company and its subsidiaries by making awards to certain employees, directors and other service providers of the Company and its subsidiaries as an additional incentive for them to make contributions to the financial success of the Company.

Administration. The 2007 Plan will be administered by the Company’s Board of Directors or the Compensation Committee. In addition, subject to certain limitations, the Compensation Committee may delegate its authority under the plan to one or more members of the Compensation Committee or one or more officers or other designees of the Company. The Compensation Committee selects the employees, directors and other service providers who receive awards under the 2007 Plan, and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the 2007 Plan. The Compensation Committee has full authority to interpret the 2007 Plan and to establish rules for its administration.

With respect to any award that is intended to satisfy the exception for “qualified performance-based compensation” set forth in Section 162(m) of the Internal Revenue Code, the Compensation Committee will consist of at least the number of directors required from time to time to satisfy this exception, and each Compensation Committee member will satisfy the qualification requirements of such exception. Failure of any Compensation Committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the Compensation Committee.

Stock Options. Stock options can be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options for federal income tax purposes, called non-qualified stock options, as determined by the Compensation Committee.

Subject to certain limits described below, the Compensation Committee has the power to determine the number and kind of stock options granted, the date of grant, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock option. The Committee may not “reprice” any stock option (as defined in the 2007 Plan) without the approval of stockholders. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant unless such stock option is an award granted in substitution for outstanding awards previously granted by an entity acquired by the Company (with certain limitations). Unless otherwise determined by the Compensation Committee, no stock option can be exercised more than ten years after the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of common stock issued pursuant to the exercise of the stock options in cash or, in the discretion of the Compensation Committee, in shares of common stock or in a combination of cash and shares or with any other form of valid consideration that is acceptable to the Compensation Committee. The Compensation Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure, through the withholding of shares or through a cashless exercise procedure.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company other than for Cause (as defined in the 2007 Plan), his or her outstanding stock options may be exercised, to the extent then exercisable, for ninety days following the date of termination. In the event that a participant terminates service because of retirement, the participant’s outstanding stock options will continue to vest for a three year period upon retirement, and he or she may exercise his or her vested stock options for three years from the date of retirement. In the event of the permanent disability of a participant, his or her stock options may be exercised, to the extent exercisable upon the date of the onset of such permanent disability, for one year following such date. In the event of a participant’s death, his or her stock options may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise the stock options by will or the laws of descent and distribution for one year following the date of death. If any participant’s service is terminated for Cause, then, unless the Committee determines otherwise, all stock options, whether or not then vested, will be forfeited by the participant effective as of the date of such termination. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above but, unless the Committee determines otherwise, in no event may a stock option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights under the 2007 Plan alone or in tandem with other awards. No stock appreciation right that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant unless such award is granted in substitution for outstanding awards previously granted by an entity acquired by the Company (with certain limitations). Stock appreciation rights granted alone or in tandem with awards other than stock options will be subject to the terms and conditions established by the Compensation Committee as set forth in the applicable award agreement. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock appreciation right. The Compensation Committee may not reprice any stock appreciation right without the approval of stockholders.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company other than for Cause, his or her outstanding stock appreciation rights granted alone or in tandem with awards other than stock options may be exercised, to the extent then exercisable, for three months following the date of termination. In the event that a participant terminates service because of retirement, the participant’s outstanding stock appreciation rights granted alone or in tandem with awards other than stock options will continue to vest for a three year period upon retirement, and he or she may exercise his or her vested stock appreciation rights granted alone or in tandem with awards other than stock options for three years from the date of retirement. In the event of the permanent disability of a participant, his or her stock appreciation rights granted alone or in tandem with awards other than stock options may be exercised, to the extent exercisable upon the date of the onset of such permanent disability, for one year following such date. In the event of a participant’s death, his or her stock appreciation rights granted alone or in tandem with awards other than stock options may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise such stock appreciation rights by will or the laws of descent and distribution for one year following the date of death. If any participant’s service is terminated for Cause, then, unless the Compensation Committee determines otherwise, all stock appreciation rights granted alone or in tandem with awards other than stock options, whether or not then vested, will be forfeited by the participant effective as of the date of such termination. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above but, unless the Compensation Committee determines otherwise, in no event may a stock appreciation right granted alone or in tandem with awards other than stock options be exercised following the earlier to occur of the expiration of the stock appreciation right and the tenth anniversary of the date of grant.

Stock appreciation rights granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock options. This type of stock appreciation right entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a share of common stock determined as of the day preceding the date the holder surrenders the stock option over the aggregate exercise price of such stock option. This amount will be paid in cash or shares of common stock, as determined by the Compensation Committee. A stock appreciation right granted in tandem with a stock option will be subject to the same terms and conditions as the related stock option and will be exercisable only at such time and to such extent as the related stock option is exercisable.

Restricted Shares, Restricted Share Units and Unrestricted Shares. The Compensation Committee may grant restricted shares, unrestricted shares and restricted share units under the 2007 Plan. A restricted share is a share of common stock granted to the participant subject to restrictions as determined by the Compensation Committee. A restricted share unit is a contractual right to receive, in the discretion of the Compensation Committee, a share of common stock, a cash payment equal to the fair market value of a share of common stock or a combination of cash and common stock, subject to terms and conditions as determined by the Compensation Committee. The Compensation Committee may also, in its sole discretion, grant awards for unrestricted shares of common stock to eligible employees in recognition of outstanding achievements and performance.

Restricted shares and restricted share units will be subject to a vesting schedule, which may include any applicable performance goal requirements, established by the Compensation Committee. Subject to limited exceptions, time-based vesting schedules must remain in effect (in whole or in part) until the third anniversary of the date of grant. Restricted shares and restricted share units to be earned based on performance, will have a vesting period of at least one year.

For restricted share awards, the participant will have all rights as a holder of shares of common stock except that the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. Restricted share units paid in common stock may be evidenced by, among other things, book entry registration or the issuance of stock certificates for the appropriate number of shares of stock, free of restrictions.

If a participant terminates service with the Company or any of its subsidiaries for any reason, other than retirement, the unvested restricted shares and restricted share units will be forfeited as of the date of such event, unless the Compensation Committee determines otherwise. If a participant terminates service with the Company or any of its subsidiaries by reason of retirement, the unvested restricted shares and restricted share units will continue to vest for a period of three years following the date of retirement. At the end of such three year period, all remaining unvested restricted shares and restricted share units shall be forfeited, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted shares and restricted share units vest.

Performance Awards. The Compensation Committee may grant performance awards in the form of either performance shares or performance units. Performance awards may be granted alone or in addition to other awards made under the 2007 Plan. The terms and conditions of the performance awards will be determined by the Compensation Committee, and, unless the Compensation Committee determines otherwise, the granting, vesting and/or exercisability of performance awards will be conditioned in whole or in part on the achievement in whole or in part of performance goals (as described below) during a performance period as selected by the Compensation Committee. Performance shares are payable in shares of common stock and performance units are payable in cash or, in the discretion of the Compensation Committee, in shares of common stock or in a combination of cash and shares of common stock.

Performance Goals and Section 162(m). Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their chief executive officer and each of the four most highly compensated officers (other than the chief executive officer). However, performance-based compensation is excluded from this limitation. The 2007 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Under the 2007 Plan, the Compensation Committee may condition the grant, vesting and/or exercisability of any award, including, but not limited to, performance shares and performance units, upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Compensation Committee. The Compensation Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance targets related to such award were attained. However, the Compensation Committee may not increase any award that is intended to satisfy the exception for “qualified performance based compensation” set forth in Section 162(m) of the Internal Revenue Code above the maximum amount that could be paid based on the attainment of performance targets.

For any awards that are intended to satisfy the Section 162(m) exception for “qualified performance-based compensation,” the awards will be subject to one or more, or any combination, of the following performance goals, on a GAAP or non-GAAP basis, as selected by the Compensation Committee: Net income, adjusted net income, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted EBITDA, OIBDA (Operating Income Before Depreciation and Amortization), adjusted OIBDA, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, adjusted earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin.

In addition, for any awards that are not intended to satisfy the Section 162(m) exception, the Compensation Committee may establish performance targets based on other performance goals, as it deems appropriate.

The performance targets may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of Company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar Corporate Transaction (as defined below) or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Compensation Committee may adjust or modify, as determined by the Compensation Committee, in its sole and absolute discretion, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards under the 2007 Plan for such performance period attributable to such transaction, circumstance or event.

In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Dividend Equivalents and Other Awards. The Compensation Committee may, in its sole discretion, allow any recipient of an award under the 2007 Plan to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of shares of common stock covered by such award. The Compensation Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested and/or subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Compensation Committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Compensation Committee, under the 2007 Plan that are consistent with the purpose of the plan and the interests of the Company. The Compensation Committee may also establish procedures for the deferral of payment of awards.

Adjustments. In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, recapitalization or change in control that changes the character or amount of the common stock, an extraordinary cash dividend or any other changes in the corporate structure, equity securities or capital structure of the Company (“Corporate Transactions”), the Compensation Committee shall make such adjustments to (i) the number and kind of securities subject to any outstanding award, (ii) the exercise price or purchase price, if any, of any outstanding award, and (iii) the maximum number and kind of securities that may be granted under the 2007 Plan, in each case, as it deems appropriate. The Compensation Committee will also make such other adjustments in order to preserve the benefits or potential benefits intended under the 2007 Plan. All determinations that the Compensation Committee makes in such a situation shall be conclusive and binding on all persons for all purposes. The Compensation Committee need not treat all types of awards, or all awards within the same type of award, in the same manner in such a situation.

Except as set forth below, upon the occurrence of Corporate Transaction that involves a change of control: (i) all options and stock appreciation rights and all outstanding shares of restricted stock shall be deemed to have vested, and all stock units shall be deemed to have vested and the shares of stock subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and (ii) either of the following two actions shall be taken: (A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all options and stock appreciation rights outstanding hereunder shall become immediately exercisable, or (B) the Board may elect, in its sole discretion, to cancel any outstanding awards of options, restricted stock, stock units, and/or stock appreciation rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of restricted stock or stock units, equal to the formula or fixed price per share paid to holders of shares of stock and, in the case of options or stock appreciation rights, equal to the product of the number of shares of stock subject to the option or stock appreciation rights (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the option price or stock appreciation right exercise price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an option or stock appreciation right during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction the 2007 Plan, and all outstanding but unexercised options and stock appreciation rights shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold options and stock appreciation rights not later than the time at which the Company gives notice thereof to its stockholders. The foregoing acceleration of vesting shall not apply if provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the options, stock appreciation rights, stock units and restricted stock theretofore granted, or for the substitution for such options, stock appreciation rights, stock units and restricted stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the 2007 Plan, options, stock appreciation rights, stock units and restricted stock theretofore granted shall continue in the manner and under their respective terms, provided, however, if that if a participant is terminated without Cause within one year of the consummation of such Corporate Transaction, such options, stock appreciation rights, stock units and restricted stock shall be fully vested and, if applicable, exercisable for the period provided in the participant’s agreement or such longer period as the Compensation Committee may authorize.

Transfer and Rights Restrictions. The rights of a participant with respect to any award granted under the 2007 Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Compensation Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes; provided, that, incentive stock options are not transferable. No award will be construed as giving any participant a right to receive future awards or to continued employment or service with the Company.

Amendment and Termination of the 2007 Plan. The Board of Directors of the Company may at any time alter, amend, suspend or terminate the 2007 Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Company’s common stock is listed, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

Breach of Agreements. The Compensation Committee may include a provision in any agreement or certificate governing an award under the plan that would require a participant to return gains realized on such award under the plan if the Compensation Committee determines that a material breach of certain obligations of the participant under one or more agreements has occurred during the one-year period after the termination of the participant’s service with the Company or a subsidiary.

Parachute Payments. Payments under awards that become subject to the excess parachute tax rules may be reduced under certain circumstances.

U.S. Federal Income Tax Consequences.

Incentive Stock Options. The grant of an option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed an income tax deduction to the extent the participant recognizes ordinary income, subject to the Company’s compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Share Units. There are no immediate tax consequences of receiving an award of restricted share units under the 2007 Plan. A participant who is awarded restricted share units will be required to recognize ordinary income in an amount equal to the fair market value of shares and the value of the cash (if the restricted share units are settled in whole or in part in cash) issued to such participant at the end of the restriction period or, if later, the payment date. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the participant pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock-Settled Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock-settled stock appreciation rights under the 2007 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income. Because of recent changes in the Internal Revenue Code, the Company does not currently intend to grant cash-settled stock appreciation rights to participants who are U.S. tax payers.

Performance Awards. The award of a performance award will have no federal income tax consequences for the Company or for the participant. The payment of the award is taxable to a participant as ordinary income. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. Subject to the limits of Section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the adoption of the 2007 Plan.

Equity Compensation Plan Information

Equity Compensation Plans

The table below outlines the number of shares of our common stock that are subject to outstanding options and stock unit awards granted under our stock compensation plans, the per share weighted-average exercise price of those options and stock unit awards, and the number of shares of Company common stock remaining available for future awards under the current stock compensation plans. The numbers in the table are as of March 15, 2007.

Equity Compensation Plan Category	(A) Securities issuable on exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	I Securities that remain available for issuance under Plans (excluding securities reflected in column (A))
Plans approved by stockholders	25,972	$5.24	51,361	(1)
Plans not approved by stockholders(2)	2,336	$23.77	—

Total	28,308	$6.77	51,361

(1)	All of these shares are available for additional award grants under our 1994 SIP. Awards authorized under the 1994 SIP include stock options and stock unit awards. Generally, a stock unit award is an award payable in the form of an equivalent number of shares of Company common stock, subject to such terms and conditions we may provide at the time of grant.
(2)	The following plans were assumed by the Company: (i) 4,774 shares of Company common stock reserved for issuance under the NuvoMedia, Inc. 1997 Stock Option Plan with respect to stock options, at a weighted average exercise price of $16.74 per share, assumed by the Company in connection with its acquisition of NuvoMedia, Inc.; (ii) 5,644 shares of Company common stock reserved for issuance under the SoftBook Press, Inc. 1996 Stock Plan with respect to stock options, at a weighted average exercise price of $69.53 per share, assumed by the Company in connection with its acquisition of SoftBook Press, Inc.; and (iii) 3,928,957 shares of Company common stock reserved for issuance under the TV Guide Inc. Equity Incentive Plan with respect to stock options, at a weighted average exercise price of $18.15, assumed in connection with our acquisition of TV Guide, Inc.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2007. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2005 and 2006. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

Disclosure of Auditor Fees

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with E&Y which set forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The description of the fees billed to the Company by E&Y for the years ended December 31, 2005 and 2006 is set forth below.

	2005	2006
Audit Fees(1)	$2,067,000	$2,131,300
Audit-Related Fees(2)	$206,300	$49,000
Tax Fees(3)	$14,300	$6,950
All Other Fees(4)	$0	$0

Total Fees	$2,287,600	$2,187,250

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.
(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters. Audit-Related Fees for 2005 also includes a separate audit of the Company’s SkyMall business unit which was sold in December 2005.
(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence. No tax planning advice was provided.
(4)	All Other Fees: The Company does not engage E&Y for “other services.”

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote is necessary to ratify the selection of E&Y.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of March 14, 2007 for each person who owns more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
News Corporation(2) 1211 Avenue of the Americas New York, New York 10036	174,931,473	41%
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	22,258,320	5.2%

(1)	Applicable percentage of ownership is based on 427,911,420 shares of common stock outstanding as of March 14, 2007 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 14, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.
(2)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The address of the principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly owned subsidiary of News Corporation. Accordingly, News Corporation may be deemed to be the indirect beneficial owner of such shares.
(3)	According to a Schedule 13G filed with the SEC on February 14, 2007 by Wellington Management Company, LLP, 22,259,320 shares of common are owned of record by clients of Wellington Management, and Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of March 14, 2007 by each director of the Company, each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Richard Battista	1,070,934	*
Peter Chernin	—	*
David F. DeVoe	—	*
Anthea Disney	—	*
Nicholas Donatiello, Jr.(2)	63,964	*
Ruthann Quindlen(3)	7,276	*
James E. Meyer(4)	40,332	*
K. Rupert Murdoch(5)	174,931,473	41%
James P. O’Shaughnessy(6)	35,518	*
J. Scott Crystal	236,240	*
Stephen H. Kay	466,895	*
Michael McKee	620,179	*
Bedi Singh	75,000	*
Directors and Executive Officers as a Group (20 Persons)	177,547,781	41.5%

*	Less than 1%
(1)

Applicable percentage of ownership is based on 427,911,420 shares of common stock outstanding as of March 14, 2007 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 14, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares listed as beneficially owned by a person includes shares of common stock and restricted stock units. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors and executive officers of the Company is c/o Gemstar-TV Guide International, Inc., 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

(2)	Amount includes 39,719 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2007. This amount excludes 28,092 restricted stock units that will not vest within 60 days of March 14, 2007.
(3)	This amount excludes 26,653 restricted stock units that will not vest within 60 days of March 14, 2007.
(4)	Amount includes 20,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2007. This amount excludes 28,092 restricted stock units that will not vest within 60 days of March 14, 2007.
(5)	According to a Schedule 13D/A filed with the SEC on November 12, 2004, 87,465,737 shares are owned of record by TVGH Holdco, Inc., 70,704,586 shares are owned of record by LUVSG Holdco, Inc. and 16,761,150 shares are owned of record by LTVGIA Holdco, Inc. The address of the principal executive offices of each of TVGH Holdco, Inc., LUVSG Holdco, Inc. and LTVGIA Holdco, Inc. is 1211 Avenue of the Americas, New York, New York 10036, and each is a wholly owned subsidiary of News Corporation. Based on a Schedule 13G/A filed with the SEC on November 12, 2004 with respect to the beneficial ownership of securities of News Corporation by AE Harris Trust (the “Harris Trust”), the trustees of the Harris Trust (Cruden Financial Services, LLC (“Cruden Financial Services”) and CFS 2, LLC (“CFS 2”) and K. Rupert Murdoch, the reporting persons disclose their interest in shares representing 29.5% of the outstanding voting stock of News Corporation (the “Shares”). According to the Schedule 13G/A, as a result of Mr. Murdoch’s ability to appoint certain members of the boards of directors of Cruden Financial Services and CFS 2, the two corporate trustees of the Harris Trust, Mr. Murdoch may be deemed the beneficial owner of the Shares beneficially owned by the Harris Trust. According to the Schedule 13G/A, however, Mr. Murdoch disclaims any beneficial ownership of such shares.
(6)	This amount excludes 26,653 restricted stock units that will not vest within 60 days of March 14, 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview

The Compensation Committee is responsible for the oversight of executive compensation objectives and policies, including compensation for the Company’s Chief Executive Officer, and reviews the Company’s executive compensation programs on an ongoing basis. The Compensation Committee oversees the administration of the Company’s stock incentive plans, which provide the Company with the ability to periodically reward key employees with equity awards such as options to purchase shares of the Company’s common stock, restricted stock and restricted stock units. The Compensation Committee also oversees the administration of an annual discretionary cash bonus plan, which provides incentive compensation to employees based on the achievement of corporate objectives, business unit objectives and individual performance goals. The Compensation Committee meets several times throughout the year. The Chief Executive Officer often participates in these meetings and discusses his recommendations regarding compensation paid to other executives, including the Named Executive Officers, and the structure of the compensation program in general. The Committee members are Peter Chernin (Chairman), James E. Meyer and James P. O’Shaughnessy, all of whom have been determined by the Board of Directors to be independent, outside Directors within the meaning of the regulations of the NASDAQ Stock Market, and the applicable Securities and Exchange Commission rules. The Compensation Committee may delegate its responsibilities but does not, as a matter of policy, delegate its responsibilities to any director who is not a member of the Compensation Committee or to any member of management.

The Compensation Committee uses tally sheets in its review of executive compensation. The Compensation Committee reviewed all components of each Named Executive Officer’s compensation for fiscal 2006 including base salary, bonus, stock-based compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive officer and cost to the Company of all perquisites and other personal benefits. A summary setting forth all the above components and affixing dollar amounts to each component is prepared and reviewed by the Compensation Committee. Based on this review, the Compensation Committee finds such total compensation, in the aggregate, to be reasonable and appropriate.

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged Deloitte Consulting LLP as an independent outside compensation consultant to advise the Committee on matters related to the Company’s new Long-Term Incentive Plan. The independent compensation consultant does not advise the Company’s management and only works with management with the express permission of the Committee. Representatives of the consultant did not attended any committee meetings in 2006.

General Compensation Philosophy

The Company’s executive compensation program is designed to establish a compensation system that will attract and retain individuals who are capable of leading the Company towards achieving its business objectives in an industry characterized by competitiveness, growth and change. The Company believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short and long-term basis. We design our programs to reward performance, with each element of compensation linked to performance (that of the individual, any relevant business unit and the overall organization).

Decisions regarding executive officer compensation are based primarily on an assessment of each executive’s leadership and operational performance and the individual’s potential to enhance long-term shareholder value. Significant factors affecting compensation decisions include: performance compared to the financial, operational and strategic goals established for the executive for that year; nature, scope and level of responsibilities; contribution to the Company’s financial results, especially with respect to key metrics such as revenue and adjusted EBITDA; and contributions to operational and strategic objectives of the Company.

Executive officer compensation at the Company is generally paid in three key elements:

•	A base salary;

•	An annual bonus, which is paid in cash and which is discretionary except for certain executives who have minimum annual bonuses specified by contract; and

•	A grant of stock-based compensation (such as stock options and/or shares of restricted stock or restricted stock units).

The compensation program also includes various benefits and perquisites, which are discussed under “Other Benefits” below. In addition, the Company offers the 401(k) plan and health insurance plans and programs in which substantially all of the Company’s full-time employees participate. The Compensation Committee reviews all the elements of compensation both separately and in the aggregate when making compensation decisions for executive officers.

Base Salary

Executive officers’ base salaries (compensation of the Chief Executive Officer, is discussed in more detail below) are set pursuant to each executive’s employment agreement, if applicable, which are approved by the Compensation Committee. The amount of each executive’s salary is based on the individual’s experience and the individual’s duties and anticipated contributions to the Company. The amount of each executive’s salary is also determined by reference to the salaries paid to other executives at the Company. Additional discussion regarding the terms of the employment agreements of the Named Executive Officer with respect to compensation follows the Summary Compensation Table. The Company believes that offering competitive base salaries is necessary to attract and retain talented executives who will help maximize the short and long-term growth of the Company. The Company does not use a formula to determine the base salaries of its executives. The Compensation Committee reviews management recommendations concerning the establishment and annual review of base salaries. Salary increases for executive officers are either set by the terms of an executive’s employment contract or at the discretion of the Compensation Committee and, in general, have been in the range of 5% per year. When exercising its discretion to award salary increases, the Compensation Committee has taken into account such factors as increases in cost of living and the executive’s performance. The fiscal 2006 salaries of the most highly compensated executive officers of the Company are shown in the Summary Compensation Table on page 27.

Discretionary Annual Bonus

In 2006, the Compensation Committee replaced the Company’s prior bonus plan and established the TV Guide Annual Bonus Plan (the “Bonus Plan”), a cash bonus plan designed to align the performance goals and incentive compensation of eligible participants with the strategic direction and financial performance of the Company. We pay annual bonuses to encourage and reward exceptional performance for the year. In certain instances, we are required to pay minimum annual bonuses under the terms of a particular executive’s employment agreement. Bonuses are typically paid in the first quarter of the fiscal year. Bonus amounts are based on individual performance, and the financial performance of an individual’s business unit and the financial performance of the Company as a whole relative to annual budgets. However, the Compensation Committee has the authority not to award a bonus or to award a bonus that is greater or less than the specified payout under the Bonus Plan.

The Compensation Committee uses its discretion in making awards under the Bonus Plan. The actual bonus awarded to a participant is based on two criteria: an individual component and an economic component. In general, bonus awards for the Company’s executive officers range from 30% of base salary for executive officers who are classified as “Senior Vice Presidents” to 50% of base salary for executive officers who are classified as operating division “Presidents.” Based on his employment agreement with the Company, Rich Battista, the Chief Executive Officer of the Company, is guaranteed a minimum bonus of 30% of base salary and his target bonus is 50% of his base salary, with the calculation of Mr. Battista’s actual bonus at the discretion of the Compensation Committee. For a discussion of Mr. Battista’s bonus award for 2006, see “Compensation of the Chief Executive Officer” on page 27.

Individual Component (50-60%). A range of between 50% and 60% of a participant’s bonus award (based on the participant’s level) is based upon the participant’s performance review and achievement of specific individual goals established by the Company for the Bonus Plan year. Each managing head of a business unit is allotted an aggregate bonus award budget assuming that each participant within the business unit will be awarded 100% of the Individual Component of their target award. While any participant’s Individual Component award may exceed 100% of the Individual Component award, the managing heads’ overall assignment of Individual Component awards for a respective business unit must not exceed 100% of the Individual Component award for the entire business unit.

Economic Component (40-50%). The Economic Component is based upon achievement of economic performance objectives of the Company and/or Business Unit, and represents a range of between 40% and 50% of the bonus award (based on the participant’s level). The Economic Component is allocated among and measured against Company adjusted EBITDA, Company revenue, Business Unit adjusted EBITDA and Business Unit revenue (each an “Economic Performance Indicator”), as appropriate for the participant’s bonus category. The Economic Component references the percentage by which the applicable Bonus Plan year actual revenue and actual adjusted EBITDA numbers meet or exceed the applicable budgeted adjusted EBITDA and revenue numbers for the Bonus Plan year. The Economic Component is calculated on a sliding straight line scale, beginning at 80%, with the maximum Economic Component equal to 120% of the targeted amount. If the minimum 80% threshold is not met for any one of the Economic Performance Indicators, then the specific Economic Performance Indicator which has not been met will not be paid out.

Bonus eligible employees who focus on generating revenue such as affiliate sales, advertising sales and licensing have their business unit awards tied only to revenue, subscriber, new customer and/or licenses/product sales which are determined and approved by the CEO.

The Compensation Committee has the sole discretion to modify or amend any Economic Performance Indicator at any time because of unusual, extraordinary or non-recurring circumstances. The Economic Performance Indicators are determined by the Compensation Committee in its sole discretion based upon the Company’s approved budget for the plan year.

Overall, for executive officers, we believe bonus payouts in the range of 30% to 50% of base salary should be achievable with strong individual performance by the executive and Company performance in line with budgeted adjusted EBITDA and revenue numbers for the Company and/or applicable business unit in the Bonus Plan Year. Bonus payouts above this range are more difficult to achieve, requiring superior individual performance by the executive and/or Company performance exceeding budgeted adjusted EBITDA and revenue numbers for the Company and/or applicable business unit in the Bonus Plan year.

In addition to the regular bonus awards, an additional bonus pool of up to 5% of the total dollar amount of the aggregate target awards for all plan participants may be established, at the request of the CEO with the approval of the Compensation Committee, to reward extraordinary efforts of deserving employees. Any amounts awarded to individual employees are based on the recommendation of the CEO and approved by the Compensation Committee. In all events, the aggregate annual awards under the Bonus Plan are limited to the regular bonus awards and awards from the additional bonus pool authorized by the Compensation Committee. Rewards paid out of the additional bonus pool in 2007, in recognition of individual achievements in 2006, totaled $582,847 or approximately 98% of the total $594,000 that was available for distribution from the additional bonus pool.

Each of the Named Executive Officers are parties to employment agreements with the Company. Pursuant to such agreements, although the decision to increase the Named Executive Officer’s salary after an annual review and to award a bonus is within the discretion of the Compensation Committee, if the Compensation Committee determines to increase their salaries or award a bonus, certain of the employment agreements provides for various minimum levels for such increases and awards. The employment agreements of the Named Executive Officers are described in further detail following the Summary Compensation Table.

Equity Compensation

The third component of executive compensation is equity grants which may come in the form of stock options, restricted stock and restricted stock units. These grants are designed to provide long-term incentives to executive officers and to better align interests of executives with the interests of stockholders. Such equity compensation provides an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s common stock, and the recipient will benefit only when the price of the Company’s common stock increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure that includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

Option Grants

For fiscal year 2006, the Compensation Committee made annual stock option grants to each of the Company’s executive officers under the Stock Incentive Plan. Each grant allows the officer to acquire shares of the Company’s common stock, subject to annual vesting over a four-year period, and continued employment with the Company. These shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period. Each executive’s grant amount was based on the following formula which takes into account the individual’s salary and position and level of responsibility within the Company:

(Salary/Stock Price)    x    (Position Level %)    x    (Performance Rating %)

With respect to position level, percentages ranging from 5% to 100% are assigned to employees based on their titles. In connection with the performance rating percentage, each employee’s performance is rated on a scale of 1-5, and each rating has a pre-determined percentage assigned to it. Restricted stock and restricted stock units were not granted to any executive officers in 2006.

In addition to the annual equity grants, in an effort to ensure that a position is filled by a superior individual, in certain situations the Company has also included a grant of options in the compensation package it offers to new executive officers. The Company feels that this practice helps attract qualified individuals and give these newly appointed executives an immediate interest in the long-term growth of the Company. In connection with such grants, the Company has in certain cases, tied the exercise price of the grant to the start-date of the executive, if later than the date the grant was approved by the Compensation Committee. The Company uses this practice in order to ensure the timeliness of filings required by Section 16 of the Exchange Act of 1934 and because individuals must be employees of the Company at the time of grant pursuant to the terms of the Company’s stock option plan. Richard Battista, Bedi Singh, J. Scott Crystal and Stephen H. Kay each received stock option grants under the terms of their employment agreements, with Mr. Singh receiving such grant in 2006. The exercise price of the options granted to Mr. Singh pursuant to his employment agreement was linked to his start date as opposed to the date the grant was approved by the Compensation Committee. The closing price of the Company’s common stock on NASDAQ on April 12, 2006, the date the Compensation Committee approved the grant to Mr. Singh, was $3.16 and the actual exercise price of his options, based on the closing price of the Company’s common stock on Mr. Singh’s start date, is $3.39. For a discussion of the Company’s practices regarding the granting of stock options, please see “Executive Compensation Policies and Practices—Stock Option Grant Practices” on page 26.

Other Benefits

The Company provides the Named Executive Officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table below. Generally, the costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation, and include car allowances, reimbursement for disability and life insurance policy premiums, Company contributions under the Gemstar Employees 401(k) and Profit Sharing Plan, moving expenses, and reimbursements for certain legal fees. The Committee has determined to offer the above-described personal benefits and perquisites in order to attract and retain the Named Executive Officers by offering compensation opportunities that are competitive with other employers in the industry. The Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. In determining total compensation payable to the Named Executive Officers, the Committee considers these benefits and perquisites. However, as these benefits and perquisites represent a relatively insignificant portion of the Named Executive Officers’ total compensation, they do not materially influence the Committee’s decision in setting such officers’ total compensation.

Elements of Post-Termination Compensation

The following is a table and discussion that summarizes the material elements of post-termination payments and benefits for each Named Executive Officer. Payment obligations to and benefits for each Named Executive Officer arise pursuant to the terms of each such individual’s employment agreement with the Company.

Name	Event (1)	Salary Continuation or Severance and Bonus ($)(2)		Benefits and Perquisites ($)		Accelerated Options ($)(3)
Rich Battista	Termination without Cause or for Good Reason	1,447,906	(4)	79,679	(4)	122,218	(6)
	Death or Disability	621,439	(7)	35,679	(7)	—

Bedi A. Singh	Termination without Cause or for Good Reason	1,532,644	(9)	—		—
	Death or Disability	250,664	(7)	—		549,000	(10)

Mike McKee	Termination without Cause or for Good Reason	1,335,586	(11)	—		23,131	(12)
	Death or Disability	406,198	(7)	—		383,047	(13)

J. Scott Crystal	Termination without Cause	1,372,000	(14)	—		—
	Termination for Good Reason	1,742,588	(15)	—		—
	Death or Disability	370,588	(7)	—		—

Stephen H. Kay	Termination without Cause or for Good Reason	467,063	(16)	—		—
	Death or Disability	337,254	(7)	—		—

(1)	Event assumed to have occurred on the last business day of 2006 (December 29, 2006).
(2)	Under the terms of each Named Executive Officer’s employment agreement (other than Mr. Battista), if his employment is terminated by the Company without Cause or by the Named Executive Officer with Good Reason, he would be entitled to receive either (a) salary continuation through the earlier of the expiration of the term of his employment agreement or the date he obtains alternate employment or (b) a negotiated lump-sum payment. In this section, amounts assume a full payout under option (a) (salary continuation).
(3)	Based on grant date fair value computed in accordance with FAS No. 123R multiplied by number of options with accelerated vesting.
(4)	Consists of (a) salary continuation of $905,129 for the period from December 29, 2006 through the end date of Mr. Battista’s employment agreement (December 8, 2007), which would be paid out over such term on normal pay dates for the Company, (b) a guaranteed bonus amount of $273,600 for 2006, and (c) a pro-rated guaranteed bonus amount of $269,177 for 2007.

(5)	Consists of (a) a total cost of $35,679 in respect of Mr. Battista’s continued participation in its health, welfare and other benefits plans through December 9, 2007, (b) $12,000 in respect of continued car allowance payments, (c) $22,000 in continued disability insurance premiums and (d) $10,000 in continued life insurance premiums.
(6)	Under the terms of Mr. Battista’s employment agreement, 70,933 unvested stock options would immediately vest.
(7)	Represents a pro-rated portion of the Named Executive Officer’s actual 2006 bonus (as shown in the Summary Compensation Table). The pro-rated amount shown in the above table would have been paid in lieu of the full actual bonus shown in the Summary Compensation Table.
(8)	Applicable upon disability only. Consists of total costs in respect of Mr. Battista’s continued participation in its health, welfare and other benefits plans through December 9, 2007.
(9)	Consists of salary continuation for the period from December 29, 2006 through the end date of Mr. Singh’s employment agreement (April 16, 2009), which would be paid out over such term on normal pay dates for the Company.
(10)	Under the terms of Mr. Singh’s employment agreement, 300,000 unvested stock options would immediately vest.
(11)	Consists of salary continuation for the period from December 29, 2006 through the end date of Mr. McKee’s employment agreement (October 3, 2008), which would be paid out over such term on normal pay dates for the Company.
(12)	Under the terms of Mr. McKee’s employment agreement, 9,760 unvested stock options would immediately vest.
(13)	Under the terms of Mr. McKee’s employment agreement, a total of 218,649 unvested stock options would immediately vest.
(14)	Consists of salary continuation for the period from December 29, 2006 through the end date of Mr. Crystal’s employment agreement (October 16, 2008), which would be paid out over such term on normal pay dates for the Company.
(15)	Consists of (a) salary continuation of $1,372,000 for the period from December 29, 2006 through the end date of Mr. Crystal’s employment agreement (October 16, 2008), which would be paid out over such term on normal pay dates for the Company, and (b) a pro-rated portion of Mr. Crystal’s actual 2006 bonus (as shown in the Summary Compensation Table), in the amount of $370,588. The pro-rated amount shown in the above table would have been paid in lieu of the full actual bonus shown in the Summary Compensation Table.
(16)	Consists of salary continuation for the period from December 29, 2006 through the end date of Mr. Kay’s employment agreement (August 31, 2007), which would be paid out over such term on normal pay dates for the Company.

Rich Battista

If Mr. Battista’s employment is terminated due to his death or disability (as defined in his employment agreement), Mr. Battista will be entitled to (i) payment of his base salary through the date of termination, (ii) payment of the pro-rated portion of the annual bonus for the fiscal year in which his death or Disability occurs, (iii) exercise any vest stock options for a period of 1 year following the date of termination, (iv) other or additional benefits in accordance with applicable plans and programs of the Company, and (v) in the event of disability, until the earlier of the end of such disability and December 9, 2007, continued participation in medical, dental, hospitalization, and life insurance coverage and in such other employee plans and programs in which he was participating on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be made available to disabled employees. If the Company terminates Mr. Battista’s employment for any reason other than for Cause (as defined in the employment agreement), death or disability or if Mr. Battista terminates his employment for a Good Reason (as defined below), he will be entitled to receive the following: (a) payment of his base salary and the guaranteed portion of his annual bonus through the end of the employment agreement’s term; (b) the right to exercise, for the remainder of the option term, any vested stock options and any unvested options which would have vested if Mr. Battista continued his employment until the end of the employment agreement’s term; and (c) until the earlier of the end of the term of the employment agreement and the date on which Mr. Battista finds other employment, continued participation in the employee benefit plans and programs (excluding the option plan) in which he was participating on the date of termination of his employment subject to the terms of such plans and programs. Good Reason is defined as the following circumstances: (a) News Corporation and its affiliates sell, in the aggregate, more than two-thirds of its existing equity interest in the Company to a third party, and Mr. Battista is not offered a position at News Corporation with a comparable salary and bonus; or (b) the Company, without the consent of Mr. Battista, (i) diminishes Mr. Battista’s title or position, (ii) reassigns Mr. Battista to a geographic location outside of Los Angeles County, (iii) makes a material change that is adverse to Mr. Battista in the nature of his responsibilities, authority or status, (iv) does not reelect Mr. Battista to the Board, or (v) the Company breaches any material provision of the employment agreement.

Bedi A Singh

If the Company terminates Mr. Singh’s employment for any reason other than for Cause (as defined in his employment agreement), death or disability or if Mr. Singh terminates his employment for a Good Reason (as defined below), Mr. Singh will be placed on contract payout status under which he may elect either to (i) remain employed by the Company and continue to receive compensation until the earlier to occur of the expiration of the term of his employment agreement and the date on which he obtains alternate employment (with a duty to actively seek alternate employment), or (ii) receive a negotiated lump-sum payment. Good Reason is defined as the following circumstances: (a) the Company requires Mr. Singh, without his consent, to relocate more than fifty (50) miles away from the greater Los Angeles, California metropolitan area; (b) the Company substantially diminishes Mr. Singh’s duties or responsibilities without his consent; (c) the Company reduces Mr. Singh’s annualized base salary; or (d) the Company breaches any material provision of the employment agreement. If Mr. Singh’s employment terminates due to his death or disability, he would be entitled to a pro-rated portion of his annual bonus, and stock options granted to him under his employment agreement, to the extent not already vested, would immediately vest.

Mike McKee

If the Company terminates Mr. McKee’s employment for any reason other than cause, death or disability or if Mr. McKee terminates his employment for Good Reason (as defined below), Mr. McKee will be placed on contract payout status under which he may elect either to (i) remain employed by the Company and continue to receive compensation until the earlier to occur of the expiration of the term of his employment agreement and the date on which he obtains alternate employment (with a duty to actively seek alternate employment), or (ii) receive a negotiated lump-sum payment. Any unvested stock options granted to Mr. McKee prior to April 1, 2005 would vest in full and be exercisable for two years after such termination. Any stock options granted on or after April 1, 2005 would vest and be exercisable in accordance with the terms of the controlling stock option plan and stock option agreement. Good Reason is defined as the following circumstances: (a) the Company requires Mr. McKee to relocate his principal office more than fifty miles away from the greater Los Angeles, CA metropolitan area without his consent; (b) the Company substantially diminishes Mr. McKee’s duties or responsibilities, or the Company eliminates the words “President” or “Chief Operating Officer” from his title, in either case without his consent; or (c) the Company fails to pay any amounts owed to Mr. McKee when due or otherwise materially breaches any material term of the employment. If Mr. McKee’s employment terminates due to his death or disability, he would be entitled to a pro-rated portion of his annual bonus and stock options granted to him, to the extent not already vested, would immediately vest.

J. Scott Crystal

If the Company terminates Mr. Crystal’s employment for any reason other than cause, death or disability, or if Mr. Crystal terminates his employment for Good Reason (as defined below), Mr. Crystal will be placed on contract payout status under which he may elect either to (i) remain employed by the Company and continue to receive compensation until the earlier to occur of the expiration of the term of his employment agreement and the date on which he obtains alternate employment (with a duty to actively seek alternate employment), or (ii) receive a negotiated lump-sum payment. In addition, if Mr. Crystal terminated his employment for Good Reason, he would be entitled to a pro-rated portion of his annual bonus; provided, that if in these circumstances Mr. Crystal elects within ten (10) days to receive a negotiated lump-sum payment under option (ii) above, then the amount of the lump sum payment shall be in an amount equal to his remaining base salary payments through the end of his employment agreement term and he shall not be entitled to any bonus payment. Good Reason is defined as the following circumstances: (a) the Company requires Mr. Crystal to relocate his principal office more than fifty (50) miles of New York, New York without his consent; (b) the Company substantially diminishes Mr. Crystal’s duties or responsibilities as relates to the print publications operations (which shall not include the business and operations of TV Guide Online, TV Guide Data Solutions and SkyMall) within the Publishing Group, or the Company eliminates the word “President” from his title, in either case without his consent; or (c) the regularly scheduled frequency of publication for TV Guide magazine is reduced without Mr. Crystal’s consent. If Mr. Crystal’s employment terminates due to his death or disability, he would be entitled to a pro-rated portion of his annual bonus.

Stephen H. Kay

If the Company terminates Mr. Kay’s employment for any reason other than cause, death or disability or if Mr. Kay terminates his employment for Good Reason (as defined below), Mr. Kay will be placed on contract payout status under which he may elect either to (i) remain employed by the Company and continue to receive compensation until the earlier to occur of the expiration of the term of his employment agreement and the date on which he obtains alternate employment (with a duty to actively seek alternate employment), or (ii) receive a negotiated lump-sum payment. Any unvested stock options granted to Mr. Kay prior to September 1, 2005 would vest in full and be exercisable for one year after such termination. Any stock options granted on or after September 1, 2005 would vest and be exercisable in accordance with the terms of the controlling stock option plan and stock option agreement. Good Reason is defined as the following circumstances: (a) the Company requires Mr. Kay to relocate his principal office more than fifty (50) miles away from the greater Los Angeles, CA metropolitan area without his consent; or (b) the Company substantially diminishes Mr. Kay’s duties or responsibilities without his consent. If Mr. Kay’s employment terminates due to his death or disability, he would be entitled to a pro-rated portion of his annual bonus.

Executive Compensation Policies and Practices

Securities Trading Policy

This policy prohibits certain executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. In addition, this policy is designed to ensure compliance with all insider trading rules.

Stock Option Grant Practices

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under the Company’s existing and proposed equity incentive plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. The Company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before the announcement of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date. All grants require the approval of the Compensation Committee, or a member of the Board of Directors acting under delegated authority. The Company’s general practice is to grant options only on the annual grant date and on pre-determined meeting dates during each quarter, although there are occasions when grants have been made on other dates.

Deductibility of Compensation Over $1 Million

We have considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based” (as defined therein) or is otherwise exempt from Section 162(m). The basic philosophy of the Company to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or factors beyond the Company’s control and may affect the deductibility of certain compensation payments. To date, the non-deductibility of certain compensation under Section 162(m) of the Code has not significantly impacted the Compensation Committee’s decisions with regards to awards or compensation.

Conclusion

The Compensation Committee uses its discretion under a framework that takes both an Individual Component and an Economic Component into consideration to determine an executive’s bonus award. The Individual Component considers an individual’s performance based on both the individual’s achievement of specific individual goals established by the Company and the individual’s review. The Economic Component is based upon the Company or business unit’s achievement of economic performance objectives. In addition to these components, in determining an executive’s bonus award, the Compensation Committee discusses and considers the relative contributions of each executive and the overall compensation of each executive in absolute terms and in relation to executive officer compensation in the industry generally. The Company and the Compensation Committee believe that a compensation package that balances a base salary with a discretionary bonus that may be increased or decreased based on individual and Company performance drives an executive’s performance and leads to the Company’s success. We believe that such a compensation policy is reasonable and fair, and will be perceived as such both to our employees and our stockholders.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Richard Battista Chief Executive Officer	2006	915,815		624,863	—	106,432	—	—	32,830	(4)	1,679,940

Bedi A. Singh Chief Financial Officer	2006	444,712	(5)	252,045	—	96,949	—	—	19,876	(6)	813,582

Michael McKee Chief Operating Officer and President, Interactive Program Guides	2006	708,346		408,436	—	89,917	—	—	197,071	(7)	1,403,770

J. Scott Crystal President, TV Guide Publishing Group	2006	708,308		372,630	—	140,253	—	—	27,494	(8)	1,248,685

Stephen H. Kay Executive Vice President, General Counsel and Secretary	2006	670,916		339,112	—	54,820	—	—	18,400	(9)	1,083,248

(1)	The amounts reflected in the table are the actual amounts paid to the Named Executive Officers in the applicable year and are not annualized.
(2)	Dollar values represent the expense recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).
(3)	The amounts of personal benefits shown in this column that represent more than 10% of the applicable Named Executive Officer’s total Other Annual Compensation are identified by type and amount.
(4)	This amount includes (i) $12,000 in car allowance; (ii) reimbursement of $2,030 in respect of disability insurance policy premiums; (iii) reimbursement of $10,000 in respect of life insurance policy premiums; and (iv) $8,800 of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.
(5)	Mr. Singh joined the Company in April 2006. The salary amount for 2006 represents salary actually earned by Mr. Singh in 2006, based on an annual rate of $625,000.
(6)	This amount includes (i) $6,800 in car allowance; (ii) $4,275.51 in legal fees reimbursed by the Company; and (iii) $8,800 of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.
(7)	This amount includes (i) $9,600 in car allowance; (ii) $108,102.98 in taxable moving expenses paid by the Company; (iii) $70,568.12 in non-taxable moving expenses paid by the Company; and (iv) $8,800 of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.
(8)	This amount includes (i) $9,600 in car allowance; (ii) $8,800 of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan; and (iii) $9,094 for club dues and expenses.
(9)	This amount includes (i) $9,600 in car allowance; and (ii) $8,800 of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.

Compensation of the Chief Executive Officer

The Company’s executive compensation program is designed to motivate outstanding corporate and business performance in both the short and long-term. This reasoning extends to all employees of the Company, including the Chief Executive Officer, Richard Battista. Mr. Battista has served as the Chief Executive Officer since December 9, 2004.

Mr. Battista is compensated pursuant to an employment agreement dated as of December 9, 2004. Mr. Battista’s employment agreement provides for an initial annual base salary of $850,000 subject to annual increases at the discretion of the Board, provided that any increase is not less than any percentage increase in the specified consumer price index. Pursuant to the employment agreement, Mr. Battista is eligible to receive an annual bonus with a target amount of 50%, however the actual amount is determined at the discretion of the Company, but shall not be less than 30% of Mr. Battista’s base salary. Additionally, under the terms of the employment agreement, Mr. Battista was granted options to purchase a total of one million shares of the Company’s common stock, with an exercise price of $5.40 per share, with a ten-year term. These options were among the options that were affected by the Compensation Committee’s approval of the acceleration of vesting of unvested “underwater” stock options granted prior to August 9, 2005. Accordingly, the one million shares granted to Mr. Battista under his employment agreement are fully vested. The terms of Mr. Battista’s employment agreement are more fully described following the “Summary Compensation Table”.

In establishing Mr. Battista’s compensation in his employment agreement, the Compensation Committee made an overall assessment of Mr. Battista’s skills and experience, the challenges facing the Company and the compensation paid to executives at the Company and at other public companies in a similar industry and of comparable size to the Company. In February, 2007, the Committee reviewed Mr. Battista’s total compensation based on a tally sheet which included a summary of Mr. Battista’s base salary, his bonus, the value of his options and perquisites he receives. The Committee approved a 5% salary increase for Mr. Battista. In making this determination, the Compensation Committee considered Mr. Battista’s individual performance and the Company’s accomplishment of certain operational and strategic objectives. The Compensation Committee also discussed Mr. Battista’s total compensation in relative terms vis-a-vis other executives at the Company. The Committee determined that, in accordance with the criteria set out in his employment agreement, Mr. Battista’s performance was positive and exceeded expectations based on the performance factors listed below. In an effort to emphasize performance based compensation over base salary, the Compensation Committee agreed to make a minimal increase to his base salary and reward his superior performance through an increase to his annual bonus. Based on the foregoing, the Compensation Committee determined that Mr. Battista’s base salary for 2007 should be increased 5% to $957,600, effective as of December 9, 2006. Additionally, Mr. Battista was awarded a bonus equal to 68.5% of his 2006 base salary or $624,863. The bonus paid to Mr. Battista was 136% of his projected target under the Bonus Plan. The Compensation Committee believed this bonus was warranted as a result of Mr. Battista’s superior individual performance and the consolidated financial results achieved by the Company in 2006.

Employment Agreement with Richard Battista

On December 9, 2004, the Company entered into an employment agreement with Richard Battista, pursuant to which Mr. Battista serves as Chief Executive Officer and a member of the Board. The employment agreement is for a 3-year term effective as of December 9, 2004. Mr. Battista receives a base salary of $850,000 per year, subject to annual increase at the discretion of the Board; provided that, such increase shall not be less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area. Mr. Battista is also entitled to an annual bonus with a target amount equal to 50% of his base salary and an actual amount not less than 30% of his base salary. Mr. Battista also received an option grant to purchase up to 1 million shares of Company common stock at an exercise price of $5.40, with a 10-year term.

Pursuant to the employment agreement, the Company provides Mr. Battista with a car allowance of $1,000 per month and will also purchase or reimburse Mr. Battista for the cost of one or more disability insurance policies with maximum annual premiums not to exceed $22,000 and a life insurance policy with a maximum annual premium not to exceed $10,000.

Mr. Battista is entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company. The Company will pay, or reimburse Mr. Battista for, all reasonable expenses actually incurred or paid by him in connection with his performance of his duties including documented legal fees in connection with the negotiation of the employment agreement and travel expenses on terms no less favorable than those applicable to executives at his level under the Company’s travel policy. For a description of provisions of Mr. Battista’s employment agreement applicable upon a termination of employment or a change of control, see “Elements of Post-Termination Compensation—Rich Battista” on page 24.

Mr. Battista’s employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Compensation of Other Named Executive Officers

Employment Agreement with Bedi A. Singh

On April 12, 2006, the Company entered into an employment agreement with Bedi Singh, pursuant to which Mr. Singh serves as Executive Vice President and Chief Financial Officer. The employment agreement is for a three year term effective as of April 17, 2006. Mr. Singh will receive a base salary of $625,000 during the first year of his term, which will increase to $656,000 and $690,000 during the second and third years of his term, respectively. Mr. Singh will also be entitled to an annual bonus with a target amount equal to 40% of his base salary. Mr. Singh also received an option grant to purchase up to 300,000 shares of Company common stock at an exercise price of $3.39, with a ten year term. The options will vest and become exercisable in four equal annual installments.

Pursuant to the employment agreement, the Company provides Mr. Singh with a car allowance of $800 per month. Mr. Singh will be entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company. The Company will pay, or reimburse Mr. Singh for, all reasonable expenses actually incurred or paid by him in connection with his performance of his duties including travel expenses deemed appropriate for his position under the Company’s travel policy and documented legal fees, not to exceed an aggregate amount of $5,000, in connection with the negotiation of his employment agreement. For a description of provisions of Mr. Singh’s employment agreement applicable upon a termination of employment, see “Elements of Post-Termination Compensation—Bedi A. Singh” on page 24.

Mr. Singh’s employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Mike McKee

The Company and Mr. McKee entered into a three-year employment agreement, effective as October 4, 2005. Pursuant to the Agreement, Mr. McKee serves as Chief Operating Officer of the Company and President of Interactive Program Guides. Previously, Mr. McKee was the Chief Operating Officer of the Company’s Consumer Electronics division. Under the terms of his employment agreement with the Company, Mr. McKee receives an annualized base salary of $700,000, subject to annual increase (not less than 5%) as determined by the Company. Mr. McKee is eligible to receive a discretionary annual bonus to be targeted at 50% of his annualized base salary. Pursuant to the terms of his employment agreement, the Company agreed to reimburse Mr. McKee for expenses incurred in relocating his residence to Los Angeles, California in an amount up to $200,000. For a description of provisions of Mr. McKee’s employment agreement applicable upon a termination of employment, see “Elements of Post-Termination Compensation—Mike McKee” on page 25.

Mr. McKee’s employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with J. Scott Crystal

The Company and Mr. Crystal entered into a three-year employment agreement, effective as of October 17, 2005. Pursuant to the terms of the employment agreement, Mr. Crystal serves as President of TV Guide Publishing Group. Mr. Crystal had served as Senior Vice President and Publisher of TV Guide Publishing Group since December 2002. Under the terms of his agreement with the Company, Mr. Crystal receives an annualized base salary of $700,000 during the first year of his term, with increases to $740,000 and $780,000 during the second and third years of his term, respectively. Mr. Crystal is eligible to receive an annual discretionary bonus to be targeted at 50% of his annualized base salary. Mr. Crystal received a one-time option grant to purchase 100,000 shares of the Company’s common stock, which will vest in equal installments over a five-year period. Mr. Crystal also received a one-time sign-on bonus in the amount of $100,000. For a description of provisions of Mr. Crystal’s employment agreement applicable upon a termination of employment, see “Elements of Post-Termination Compensation—J. Scott Crystal” on page 25.

Mr. Crystal’s employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Employment Agreement with Stephen H. Kay

The Company and Mr. Kay entered into a three-year employment agreement, dated as of December 24, 2002, as amended on September 13, 2005 (the “Amendment”). The original employment agreement was scheduled to expire in December 2005. Pursuant to the Amendment, made effective on September 1, 2005, Mr. Kay will continue to serve as Executive Vice President and General Counsel from September 1, 2005 through August 31, 2007. Mr. Kay will receive a base salary at the annual rate of $660,000 from September 1, 2005 through August 31, 2006, subject to annual increase, and will be entitled to receive a discretionary annual bonus based on factors determined by the Company in its sole discretion with a target bonus of 40% of his annualized base salary. For a description of provisions of Mr. Kay’s employment agreement applicable upon a termination of employment, see “Elements of Post-Termination Compensation—Stephen H. Kay” on page 25.

Mr. Kay’s employment agreement contains customary confidentiality, non-competition, non-solicitation, cooperation and indemnification provisions.

Grants of Plan-Based Award

Name	Grant Date	Approval date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Battista	2/16/06	2/16/06	—	—	—	—	—	—	—	283,733	$3.20
Bedi A. Singh	4/17/06	4/12/06	—	—	—	—	—	—	—	300,000	$3.39
Michael McKee	2/16/06	2/16/06	—	—	—	—	—	—	—	208,889	$3.20
J. Scott Crystal	2/16/06	2/16/06	—	—	—	—	—	—	—	208,889	$3.20
Stephen H. Kay	2/16/06	2/16/06	—	—	—	—	—	—	—	146,143	$3.20

On February 16, 2006, at a regularly scheduled meeting of the Compensation Committee, Messrs. Battista, McKee, Crystal and Kay received stock options to purchase shares of common stock. The stock options become exercisable in four equal annual installments beginning on February 16, 2007. The exercise price of the stock options is equal to the closing price of the Company’s Common Stock on February 16, 2006 ($3.20 per share). The stock options expire on the earlier of: (a) February 16, 2016; or (b) to the extent that a termination of employment or services occurs after the stock options are vested but prior to February 16, 2016, the Compensation Committee shall establish the effect that such termination shall have on the rights and benefits of the optionee, and in doing so, may make distinctions based upon the cause of termination.

Mr. Singh received a grant of stock options on April 17, 2006 upon the commencement of his employment with the Company. The exercise price of the options granted to Mr. Singh pursuant to his employment agreement was linked to his start date as opposed to the date the grant was approved by the Compensation Committee. The closing price of the Company’s common stock on NASDAQ on April 12, 2006, the date the Compensation Committee approved the grant to Mr. Singh, was $3.16 and the actual exercise price of his options, based on the closing price of the Company’s common stock on Mr. Singh’s start date, is $3.39.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Battista	1,000,000 —	— 283,733	— —	$ $	5.40 3.20	12/9/14 2/16/16	N/A	N/A	N/A	N/A

Bedi A. Singh	—	300,000	—		$3.39	4/17/16	N/A	N/A	N/A	N/A

Michael McKee	65,730 2 23,643 34,177 18,404 4 50,000 14,642 26,071 250,000 80,403 —	— — — — — — — 9,760 — — — 208,889	— — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $	9.56 12.65 12.65 21.73 21.73 21.73 8.10 2.80 5.67 4.37 4.65 3.20	8/15/07 2/9/08 2/9/08 3/1/09 3/1/09 3/1/09 6/20/12 2/13/13 1/22/14 6/3/14 2/25/15 2/16/16	N/A	N/A	N/A	N/A

J. Scott Crystal	40,671 44,092 65,697 20,000 —	27,114 — — 80,000 208,889	— — — — —	$ $ $ $ $	2.80 5.67 4.65 2.75 3.20	2/13/13 1/22/14 2/25/15 10/17/15 2/16/16	N/A	N/A	N/A	N/A
Stephen H. Kay	200,000 91,476 138,883 —	— — — 146,143	— — — —	$ $ $ $	3.52 5.67 4.65 3.20	1/2/13 1/22/14 2/25/15 2/16/06	N/A	N/A	N/A	N/A

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Peter Chernin, James E. Meyer and James P. O’Shaughnessy served as members of the Compensation Committee during 2006, none of whom has ever been an officer or employee of the Company or any related parties.

During 2006, no executive officer of the Company served as a member of the compensation committee or as a director of another entity that had an executive officer who served on the compensation committee of the Company.

During 2006, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer who served as a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During 2006, the Compensation Committee was chaired by Peter Chernin and also included James E. Meyer and James P. O’Shaughnessy. Each member of the Compensation Committee is an independent director as such term is defined under the current NASDAQ listing requirements. The duties of the Compensation Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors–Compensation Committee” on page 9 and are more fully described in the Compensation Committee Charter which may be found on our Web site (http://ir.gemstartvguide.com).

After reviewing and discussing with management the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement on Schedule 14A for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Peter Chernin (Chair)

James E. Meyer

James P. O’Shaughnessy

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During 2006, the Audit Committee was chaired by James Meyer and also included Nicholas Donatiello, Jr. and Ruthann Quindlen. Each member of the Audit Committee is an independent director as such term is defined under the current NASDAQ listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors–Audit Committee” on page 9 and are more fully described in the Audit Committee Charter which may be found on our Web site (http://ir.gemstartvguide.com).

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent auditors, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards as well as management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness thereof and issuing reports thereon. Members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2006. The Audit Committee took a number of steps in making this recommendation for 2006, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•

Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited consolidated financial statements. During the course of these discussions, management represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

•

Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•

Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE

James E. Meyer (Chair)

Nicholas Donatiello, Jr.

Ruthann Quindlen

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with News Corporation

As of December 31, 2006, News Corporation beneficially owns approximately 41% of our outstanding common stock and four of our directors are also officers of News Corporation.

In the ordinary course of business, we charged entities controlled by News Corporation $12.5 million for advertising and other services in 2006. We acquired programming from News Corporation-controlled entities in the amount of $1.2 million during the year ended December 31, 2006. The Company also provides advertising and other media services to a third party pursuant to an agreement between News Corporation and such third party, under which News Corporation agreed to provide or procure media services for the benefit of such party. News Corporation pays the Company for the services provided to the third party, and accordingly reduces News Corporation’s obligation to this third party. Under this arrangement, the Company charged News Corporation $0.6 million for the year ended December 31, 2006.

We reimburse News Corporation for facilities and other general and administrative costs incurred on our behalf. Expenses associated with these costs approximated $4.3 million in 2006. News Corporation also provided us with the services of various News Corporation personnel, including our Chairman of the Board, Anthea Disney, on an allocated cost basis. In 2006, expenses associated with Ms. Disney’s services were approximately $400,000. Effective January 1, 2007, Ms. Disney became a non-executive Chairman of the Board, and the Company will no longer be reimbursing News Corporation for her services from and after that date.

During 2004, the Company entered into a long-term capital sublease with an affiliate of News Corporation for a transponder to be used in the Company’s Cable and Satellite segment operations. The current and long-term portions of this capital lease obligation were $0.6 million and $12.1 million at December 31, 2006. During 2006, the Company made payments of $1.6 million. Related amortization and interest expense for 2006 under this capital sublease were $2.0 million.

The Company transmits interactive program guide data in the vertical blanking interval of television broadcast stations owned and operated by an affiliate of News Corporation. In exchange, the affiliate’s stations are entitled to a preferred position on the IPG in their designated market areas. In addition, we purchase paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

As of December 31, 2006, the Company had receivables due from News Corporation-controlled entities totaling $2.4 million and payables due to News Corporation-controlled entities totaling $0.3 million.

The Company has included in the amounts discussed above transactions with News Corporation and all known entities in which News Corporation has an interest greater than 50%. In addition, the Company has transactions with entities in which News Corporation owns, directly or indirectly, 50% or less.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee has established procedures for the review, approval, or ratification of related party transactions and such procedures can be found in the Company’s Audit Committee Charter.

Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, or any of their immediate family members, and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $1 million (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such security holder.

During 2006, all of the transactions described in this section were reviewed, approved or ratified pursuant to the Audit Committee’s policies and procedures described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that a Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during 2006.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which the Company has filed with the SEC, accompanies this proxy statement. Copies of the Form 10-K are available free of charge on the Company’s Web site at http://ir.gemstartvguide.com. Stockholders may request a copy of the Form 10-K free of charge by submitting such requests in writing to the Company’s Investor Relations Department, by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2008 must be received by the Company by December 12, 2007. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s By-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the By-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Stephen H. Kay Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 10, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

APPENDIX A

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

2007 LONG-TERM INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1    Purpose.

The purpose of the Gemstar-TV Guide International, Inc. 2007 Long-Term Incentive Plan (the “Plan”) is to benefit and advance the interests of Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and its subsidiaries by making awards to certain employees, directors and other service providers of the Company and its subsidiaries as an additional incentive for them to make contributions to the financial success of the Company.

Section 1.2    Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a) “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3(c).

(b) “Affiliate” shall mean, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company, including, without limitation, any subsidiary; provided, that solely for the purposes of the Plan there shall be a presumption of control by the Company if the Company owns more than 20% of the value, or more than 20% of the combined voting power, of the other trade or business.

(c) “Agreement” shall mean the written agreement or certificate or other documentation governing an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(d) “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, unrestricted shares of Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” means as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties, (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

(g) “Change of Control” means (i) the dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company to another person or entity, (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, (iv) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than an Affiliate at the time of adoption of this Plan) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company, or (v) during any period of not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period, including for these purposes (but without duplication of predecessors and successors), new members whose election or nomination was so approved.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(i) “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3 of the Plan.

(j) “Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

(k) “Date of Grant” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 1.4 hereof, or (iii) such other date as may be specified by the Committee.

(l) “Dividend Equivalent” shall mean a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Common Stock as set forth in Section 6.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Common Stock or in a combination of cash or shares of Common Stock.

(m) “Effective Date” shall mean May 16, 2007.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto.

(o) “Expiration Date” shall mean the earlier to occur of (A) the expiration of the option period or Stock Appreciation Right period set forth in the applicable Agreement or (B) the tenth anniversary of the Date of Grant of the Stock Option or SAR.

(p) “Fair Market Value” of a share of Common Stock on a given date shall mean, unless otherwise determined by the Committee, the 4:00 p.m. (New York time) closing price on such date (or if no closing price was reported on that date, as applicable, on the preceding business day) on The Nasdaq Stock Market or other principal stock exchange on which the Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company. If the Common Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Common Stock as determined by the Board in good faith.

(q) “GAAP” shall mean generally accepted accounting principles in the United States.

(r) “Other Awards” shall mean any form of award authorized under Section 6.2 of the Plan, other than a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, unrestricted share of Common Stock, Performance Award or Dividend Equivalent.

(s) “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(t) “Outstanding Stock Appreciation Right” or “Outstanding SAR” shall mean a Stock Appreciation Right granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(u) “Participant” shall mean any employee, director or other Service Provider of the Company or any Affiliate who has met the eligibility requirements set forth in Section 1.4 hereof and to whom an Award has been made under the Plan.

(v) “Performance Award” shall mean any award of Performance Shares or Performance Units pursuant to Article V hereof.

(w) “Performance Goals” shall have the meaning set forth in Section 5.2 hereof.

(x) “Performance Period” shall mean a period of time of at least one year over which performance is measured as determined by the Committee in its sole discretion.

(y) “Performance Share” shall mean an award granted pursuant to Article V hereof of a share of Common Stock subject to the terms and conditions set forth in the applicable Agreement.

(z) “Performance Units” shall mean an award granted pursuant to Article V hereof, payable in cash, or, in the discretion of the Committee, in shares of Common Stock or in a combination of cash or shares of Common Stock, subject to the terms and conditions set forth in the Plan and in the applicable Agreement.

(aa) “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or an Affiliate thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability, unless the Committee determines otherwise, in its discretion; provided, however, with respect to grants of Incentive Stock Options, permanent disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code.

(bb) “Restricted Stock” shall mean a share of Common Stock granted to a Participant pursuant to Article III, which is subject to the restrictions set forth in Section 3.3 hereof and to such other terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(cc) “Restricted Stock Unit” shall mean a contractual right granted to a Participant pursuant to Article IV to receive, in the discretion of the Committee, shares of Common Stock, a cash payment equal to the Fair Market Value of Common Stock or a combination of cash or shares of Common Stock, subject to the terms and conditions set forth in the Plan and in the applicable Agreement.

(dd) “Retirement” shall mean the voluntary resignation or termination of employment after attainment of age 60 with ten years of service with the Company or any of its Affiliates.

(ee) “Section 162(m)” shall mean Section 162(m) of the Code and the rules and regulations promulgated thereunder from time to time.

(ff) “Section 162(m) Exception” shall mean the exception under Section 162(m) and the regulations thereunder for “qualified performance-based compensation.”

(gg) “Section 162(m) Performance Goals” shall have the meaning set forth in Section 5.2 hereof.

(hh) “Service” shall mean service as a Service Provider to the Company or any of its Affiliates. A change in position or duties shall not result in interrupted or terminated Service, so long as the Participant continues to be a Service Provider. Whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, whose determination shall be final, binding and conclusive.

(ii) “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate, or an individual consultant or adviser currently providing services to the Company or an Affiliate.

(jj) “Stock Appreciation Right” or “SAR” shall mean a contractual right granted to a Participant pursuant to Article II to receive an amount determined in accordance with Section 2.6 of the Plan, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(kk) “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Common Stock at such time and price, and subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement. Stock Options may be “Incentive Stock Options” within the meaning of Section 422 of the Code or “Non-Qualified Stock Options” which do not meet the requirements of such Code section.

(ll) “Substitute Awards” shall mean Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or with which the Company combines.

(mm) “Termination for Cause” shall mean a termination of Service with the Company or any of its Affiliates which, as determined by the Committee, is by reason of (i) “cause” as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant, (ii) if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, “cause” shall mean that a Participant has engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform the duties assigned to a Participant; violation of any policy or procedure applicable to the Company and a Participant, including but not limited to the standards of business conduct and the policy prohibiting unlawful discrimination, including sexual harassment; conduct which reflects adversely upon, or making any remarks disparaging of, the Company, its board of directors or other governing body, officers, directors, advisors or employees or its parent, subsidiaries or affiliates; insubordination; any willful act that is likely to and/or which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty including any duty of loyalty; or breach of any term of any employment agreement.

Section 1.3    Administration of the Plan.

(a) Board or Committee to Administer. The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board; provided that, with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such Committee shall consist of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exception, and each such Committee member shall satisfy the qualification requirements of such exception; provided, however, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exception, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

(b) Powers of the Committee.

(i) The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, any officer or other designee of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

(ii) The Committee shall have authority to select Participants from among the class of eligible persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Common Stock subject to an Award or the cash amount payable in connection with an Award, and to determine the terms and conditions of each Award in accordance with the terms of the Plan. Except as provided in Section 2.5, 2.6(d) and Section 5.4, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c) Delegation by the Committee. The Committee may, but need not, from time to time delegate, to the extent permitted by law, some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more members of the Board; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article IX of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

Section 1.4    Eligible Persons.

Awards may be granted to any employee, director or other Service Provider of the Company or any of its Affiliates.

Section 1.5    Common Stock Subject to the Plan.

(a) Plan Limit. The shares of Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Common Stock or from Common Stock issued and held in the treasury of the Company. Subject to adjustment under Article VII hereof, the total number of shares of Common Stock that may be distributed under the Plan (the “Section 1.5 Limit”) shall not exceed, in the aggregate, 30,000,000 shares of Common Stock.

(b) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Common Stock that remain available for issuance, the following rules apply:

(i) In connection with the granting of an Award (other than an Award settled in dollars), the number of shares of Common Stock in respect of which the Award is granted or denominated shall be counted against the Section 1.5 Limit. Stock Appreciation Rights granted under the Plan that are settled in stock shall reduce the Section 1.5 Limit on a one-for-one basis based on the number of shares of Common Stock for which the Stock Appreciation Rights are denominated, not based on the number of shares of Common Stock actually delivered pursuant to the Stock Appreciation Rights.

(ii) To the extent permitted by law or the rules and regulations of any stock exchange on which the Common Stock is listed, the number of shares of Common Stock that shall be added back to the Section 1.5 Limit and shall again be available for Awards, shall be the corresponding number of shares of Common Stock that are (A) subject to an Award which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid and (B) subject to Awards that are instead settled in cash.

(iii) Any shares of Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit.

Notwithstanding anything in this Section 1.5 to the contrary, in no event shall more than 30,000,000 shares of Common Stock, subject to adjustment pursuant to Article VII hereof, be granted pursuant to incentive stock options under the Plan.

Section 1.6    Section 162(m) Limits on Awards to Participants.

(a) Limits on Certain Stock Options and Stock Appreciation Rights. The maximum aggregate number of shares of Common Stock that may be granted to any Participant during any single calendar year with respect to Stock Options or Stock Appreciation Rights that are granted at no less than 100% of Fair Market Value on the Date of Grant is 2.0 million shares (regardless of whether Stock Appreciation Rights are settled in cash, Common Stock, other Company securities or a combination thereof) unless the grant is made in the Participant’s year of hire, in which case the limit is 4.0 million shares, subject to adjustment pursuant to Article VII hereof.

(b) Limits on other Awards. The maximum amount of Awards (other than those Awards set forth in Section 1.6(a)) intended to qualify for the Section 162(m) Exception that may be awarded to any Participant in respect of any Performance Period is $2.0 million (with respect to Awards denominated in cash) and 1.0 million shares of Common Stock (with respect to Awards denominated in shares of Common Stock), subject to adjustment pursuant to Article VII hereof.

Section 1.7    Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Common Stock). Each Agreement (i) shall state the Date of Grant and the name of the Participant, (ii) shall specify the terms of the Award, (iii) shall be signed (including by electronic signature) by a person designated by the Committee and, if so required by the Committee, by the Participant, (iv) shall incorporate the Plan by reference and (v) shall be delivered or otherwise made available to the Participant. The Agreement shall contain such other terms and conditions as are required by the Plan and, in addition, such other terms not inconsistent with the Plan as the Committee may deem advisable. The Committee shall have the authority to adjust the terms of the Agreements relating to an Award in a jurisdiction outside of the United States, and/or to adopt a schedule to the Plan regarding the terms of Awards to be granted in any such jurisdiction, (i) to comply with the laws of such jurisdiction or (ii) to obtain more favorable tax treatment for the Company and/or any Affiliate, as applicable, and/or for the Participants in such jurisdiction. Such authority shall be notwithstanding the fact that the requirements of the local jurisdiction may be more restrictive than the terms set forth in the Plan.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 2.1    Grants of Stock Options.

The Committee may from time to time grant to eligible employees, directors or other Service Providers of the Company or any of its Affiliates Stock Options on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Each Agreement covering a grant of Stock Options shall specify the number of Stock Options granted, the Date of Grant, the exercise price of such Stock Options, whether such Stock Options are Incentive Stock Options or Non-Qualified Stock Options, the period during which such Stock Options may be exercised, any vesting schedule, any Performance Goals and any other terms that the Committee deems appropriate.

Section 2.2    Exercise Price.

The Committee shall establish the per share exercise price of a Stock Option on the Date of Grant in such amount as the Committee shall determine; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. In addition, notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided that the excess of:

(i) the aggregate Fair Market Value (as of the Date of Grant of such Substitute Award) of the shares of Common Stock subject to the Substitute Award, over

(ii) the aggregate exercise price thereof, does not exceed the excess of:

(iii) the aggregate fair market value (as of the time immediately preceding the transaction pursuant to which the Substitute Award was granted, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

(iv) the aggregate exercise price of such shares.

The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VII of the Plan.

Section 2.3    Exercise of Stock Options.

(a) Exercisability. Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to the Stock Options granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant).

(b) Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised.

(c) Exercise in the Event of Termination of Service, Retirement, Death or Permanent Disability. The Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant) the effect of a termination of Service on the rights and benefits in respect of each Stock Option granted thereunder and in so doing may make distinctions based upon the cause of termination.

(d) Maximum Exercise Period. Anything in this Section 2.3(d) to the contrary notwithstanding and unless the Committee determines otherwise, no Stock Option shall be exercisable after the Expiration Date. If the Expiration Date determined in accordance with the preceding sentence is not a business day, the Stock Options may be exercised up to and including the last business day before such date.

(e) Adjustment with Respect to Stock Options. Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Stock Options vest.

Section 2.4    Payment of Purchase Price Upon Exercise.

Every share purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Common Stock issued pursuant to the exercise of the Stock Options in cash or, in the discretion of the Committee, in shares of Common Stock, in a combination of cash or shares or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Company for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5    No Repricing of Stock Options.

The Committee may not “reprice” any Stock Option without approval of the Company’s stockholders. “Reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option at a time when its exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for a Stock Option, Restricted Stock or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VII.

Section 2.6    Stock Appreciation Rights.

(a) Generally. The Committee may grant Stock Appreciation Rights alone or in tandem with other Awards.

(b) Stock Appreciation Rights Granted In Tandem with Stock Options. If the Stock Appreciation Right is granted in tandem with a Stock Option, such Stock Appreciation Right may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option is exercisable. A Stock Appreciation Right shall entitle the holder to surrender to the Company the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the Stock Option aggregate exercise price. Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Common Stock or in a combination of cash or shares of Common Stock.

(c) Stock Appreciation Rights Granted Alone or In Tandem with Awards Other Than Stock Options. Subject to the next sentence and Section 2.6(d), Stock Appreciation Rights granted alone or in tandem with Awards other than Stock Options shall be subject to such terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement. The Committee shall establish the per share exercise price of a Stock Appreciation Right granted alone on the Date of Grant in such amount as the Committee shall determine; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. In addition, notwithstanding the foregoing, the per share exercise price of a Stock Appreciation Right that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant; provided that the excess of:

(i) the aggregate Fair Market Value (as of the Date of Grant of such Substitute Award) of the shares of Common Stock subject to the Substitute Award, over

(ii) the aggregate exercise price thereof, does not exceed the excess of:

(iii) the aggregate fair market value (as of the time immediately preceding the transaction pursuant to which the Substitute Award was granted, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the award assumed or substituted for by the Company, over

(iv) the aggregate exercise price of such shares.

The exercise price of any Stock Appreciation Right will be subject to adjustment in accordance with the provisions of Article VII of the Plan. The Committee shall establish the vesting schedule applicable to the Stock Appreciation Rights granted hereunder, whether granted alone or in tandem with Awards other than Stock Options, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The period specified by the Committee during which the Stock Appreciation Right may be exercised is the SAR period.

(d) Exercise of Stock Appreciation Rights Granted Alone or in Tandem With Awards Other Than Stock Options in the Event of Termination of Service, Retirement, Death or Permanent Disability. The Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant) the effect of a termination of Service on the rights and benefits in respect of each Stock Appreciation Right granted thereunder and in so doing may make distinctions based upon the cause of termination.

(e) Maximum Exercise Period. Anything in this Section 2.6(e) to the contrary notwithstanding and unless the Committee determines otherwise, no Stock Appreciation Rights shall be exercisable after the Expiration Date. If the Expiration Date determined in accordance with the preceding sentence is not a business day, the Stock Appreciation Rights may be exercised up to and including the last business day before such date.

(f) Adjustment with Respect to Stock Appreciation Rights. Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Stock Appreciation Rights vest.

(g) No Repricing of Stock Appreciation Rights. The Committee may not “reprice” Stock Appreciation Rights without approval of the Company’s stockholders. “Reprice” means any of the following or any other action that has the same effect: (i) amending Stock Appreciation Rights to reduce its exercise price, (ii) canceling Stock Appreciation Rights at a time when its exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for Stock Appreciation Rights, Restricted Stock or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.6(f) shall prevent the Committee from making adjustments pursuant to Article VII.

ARTICLE III

PROVISIONS APPLICABLE TO RESTRICTED STOCK

Section 3.1    Grants of Restricted Stock.

The Committee may from time to time grant to eligible employees or other Service Providers Restricted Stock on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Each Agreement covering a grant of Restricted Stock shall specify the number of shares of Restricted Stock granted, the Date of Grant, the price, if any, to be paid by the Participant for such Restricted Stock, the vesting schedule (as provided for in Section 3.2 hereof) and any Performance Goals for such Restricted Stock and any other terms that the Committee deems appropriate.

Section 3.2    Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Stock granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Stock and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement, provided that time-based vesting schedules (other than time based vesting schedules following the achievement of specific performance goals) shall remain in effect (in whole or in part) at least until the third anniversary of the Date of Grant, except as provided in the applicable Agreement in the case of certain terminations of Service or a Change of Control.

Section 3.3    Rights and Restrictions Governing Restricted Stock.

The Participant shall have all rights of a holder as to such shares of Common Stock (including, to the extent applicable, the right to receive dividends and to vote), subject to the following restrictions: (a) none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested; and (b) except as otherwise provided in Section 3.6 below, all unvested Restricted Stock shall be immediately forfeited upon a Participant’s termination of Service with the Company or any Affiliate for any reason or the Participant’s death, Retirement or Permanent Disability.

Section 3.4    Adjustment with Respect to Restricted Stock.

Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Restricted Stock vest. The Committee may, in its sole discretion, remove any and all restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 3.5    Delivery of Restricted Stock.

On the date on which Restricted Stock vest, all restrictions contained in the Agreement covering such Restricted Stock and in the Plan shall lapse as to such Restricted Stock. Restricted Stock Awards issued hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 3.6    Termination of Service.

The Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant) the effect of a termination of Service on the rights and benefits in respect of each Restricted Stock granted thereunder and in so doing may make distinctions based upon the cause of termination.

Section 3.7    Grants of Unrestricted Stock.

Subject to the limit set forth in the proviso in Section 1.5(b) (as such limit may be adjusted under Article VII hereof), the Committee may, in its sole discretion, make awards of unrestricted Common Stock to eligible Service Providers in recognition of outstanding achievements and performance; provided, that, such awards of unrestricted Common Stock shall be in lieu of salary or cash bonuses otherwise payable to the Service Providers.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS

Section 4.1    Grants of Restricted Stock Units.

The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Stock Unit awarded to a Participant shall correspond to one share of Common Stock. Each Agreement covering a grant of Restricted Stock Units shall specify the number of Restricted Stock Units granted, the vesting schedule (as provided for in Section 4.2 hereof) for such Restricted Stock Units and any Performance Goals and any other terms that the Committee deems appropriate.

Section 4.2    Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Stock Units granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Stock Units and/or any applicable Performance Goal requirements, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement, provided that time-based vesting schedules (other than time based vesting schedules following the achievement of specific performance goals) shall remain in effect (in whole or in part) at least until the third anniversary of the Date of Grant, except as provided in the applicable Agreement in the case of certain terminations of Service or a Change of Control.

Section 4.3    Adjustment with Respect to Restricted Stock Units.

Any other provision of the Plan to the contrary notwithstanding, the Committee may, in its discretion, at any time accelerate the date or dates on which Restricted Stock Units vest.

Section 4.4    Settlement of Restricted Stock Units.

On the date on which Restricted Stock Units vest (unless another date is specified by the Committee in the Agreement), all restrictions contained in the Agreement covering such Restricted Stock Units and in the Plan shall lapse as to such Restricted Stock Units and the Restricted Stock Units will be payable in cash equal to the Fair Market Value of the shares subject to such Restricted Stock Units or in shares of Common Stock or in a combination of cash or shares of Common Stock. Restricted Stock Units paid in Common Stock may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.5    Termination of Service.

The Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant) the effect of a termination of Service on the rights and benefits in respect of each Restricted Stock Unit granted thereunder and in so doing may make distinctions based upon the cause of termination.

ARTICLE V

PERFORMANCE AWARDS

Section 5.1    Grants of Performance Awards.

The Committee may from time to time grant to eligible employees or other Service Providers Performance Awards consisting of Performance Shares or Performance Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

Section 5.2    Performance Goals.

Unless otherwise determined by the Committee, the grant, vesting and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of performance targets, in whole or in part, related to one or more performance goals over a Performance Period. For any such Performance Awards that are intended to qualify for the Section 162(m) Exception, the performance targets on which the grant, vesting and/or exercisability are conditioned shall be selected by the Committee from among the following goals, on a GAAP or non-GAAP basis (the “Section 162(m) Performance Goals”): Net income, adjusted net income, EBITDA, adjusted EBITDA, OIBDA, adjusted OIBDA, operating income, adjusted operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, adjusted earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. A Section 162(m) Performance Goal may be stated as a combination of one or more goals (e.g., free cash flow return on invested capital), and on an absolute or relative basis.

In addition, for any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish performance targets based on other performance goals as it deems appropriate (together with the Section 162(m) Performance Goals, the

“Performance Goals”). The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Affiliate, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Affiliate, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

Section 5.3    Performance Goals on Awards other than Performance Awards.

The Committee, in its sole discretion, may also require that the grant, vesting and/or exercisability of Awards other than Performance Awards be conditioned, in whole or in part, on the attainment of performance targets, in whole or in part, related to Performance Goals over a Performance Period, as described in Section 5.2.

Section 5.4    Discretion to Reduce Awards.

The Committee retains the right to reduce any Award below the maximum amount that could be paid based on the degree to which the Performance Goals related to such Award were attained. The Committee may not increase any Award intended to qualify for the Section 162(m) Exception in any manner that would adversely affect the treatment of the Award under the Section 162(m) Exception.

Section 5.5    Adjustment of Calculation of Performance Goals.

In the event that, during any Performance Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Committee may adjust or modify, as determined by the Committee, in its sole and absolute discretion, the calculation of the Performance Goals, to the extent necessary to prevent reduction or enlargement of the Participants’ Awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. All determinations that the Committee makes pursuant to this Section 5.5 shall be conclusive and binding on all persons for all purposes.

ARTICLE VI

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 6.1    Dividend Equivalents.

Subject to the provisions of this Plan and any Agreement, the recipient of an Award (including, without limitation, any Award deferred pursuant to Section 8.9) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Common Stock covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested and/or shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

Section 6.2    Other Awards.

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

ARTICLE VII

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, consolidation, split-up, spin-off, recapitalization or Change in Control that changes the character or amount of the Common Stock, an extraordinary cash dividend or any other changes in the corporate structure, equity securities or capital structure of the Company (“Corporate Transactions”), the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award, and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) and Sections 1.6(a) and (b) of the Plan, in each case, as it deems appropriate. The Committee will also make such other adjustments in order to preserve the benefits or potential benefits intended hereunder. All determinations that the Committee makes pursuant to this Article VII shall be conclusive and binding on all persons for all purposes. The Committee need not treat all types of Awards, or all Awards within the same type of Award, in the same manner under this Article VII.

Subject to the last sentence of this Article VII, upon the occurrence of Corporate Transaction that involves a Change of Control:

(i) all Options and SARs and all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders. The foregoing acceleration of vesting shall not apply if provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under their respective terms, provided, however, if that if a Participant is terminated without Cause within one year of the consummation of such Corporate Transaction, such Options, SARs, Stock Units and Restricted Stock shall be fully vested and, if applicable, exercisable for the period provided in the Participant’s Agreement or such longer period as the Committee may authorize.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    No Rights to Awards or Continued Employment or other Service.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed by or to continue in the employment or other Service of the Company or any Affiliate thereof, nor to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Affiliate thereof or interfere with or limit the right of the Company or any Affiliate thereof to modify the terms of or terminate such individual’s employment or other Service at any time for any reason.

Section 8.2    Restriction on Transfer.

The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 8.3    Taxes.

The Company or an Affiliate thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s estate any federal, state, local or other taxes required by law to be withheld with respect to such payments. The Committee, in its discretion, may require, as a condition to the exercise or settlement of any Award or delivery of any certificate(s) for shares of Common Stock, that an additional amount be paid in cash equal to the amount of any federal, state, local or other taxes required to be withheld as a result of such exercise or settlement. In addition, the Committee may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable Award, or through a “cashless exercise” procedure as described in Section 2.4. Any Participant who makes an election under Section 83(b) of the Code to have his Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 8.4    Stockholder Rights.

No Award under the Plan shall entitle a Participant or a Participant’s estate or permitted transferee to any rights of a holder of shares of Common Stock of the Company, except as provided in Article III with respect to Restricted Stock or when and until the Participant, the Participant’s estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to the exercise or settlement of such Award.

Section 8.5    No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 8.6    Source of Payments.

The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and payments of Appreciation Value and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 8.7    Exercise Periods Following Termination of Service.

For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following the Retirement, death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last business day falling within the exercise period. Thus, if the last day of the exercise period is not a business day, then the last date an Award may be exercised is the last business day preceding the end of the exercise period.

Although the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant) the effect of a termination of Service on the rights and benefits in respect of each Restricted Stock Unit granted thereunder, and in so doing may make distinctions based upon the cause of termination, in most cases:

(a) following a termination of service other than Retirement, death or Permanent Disability, the Participant will have ninety days to exercise his rights or benefits in respect of each Award;

(b) for death or Permanent Disability, the Participant or his beneficiary may exercise rights or benefits in respect of each Awards within one year; and

(c) in cases of Retirement, Participant will have three years to exercise his rights or benefits in respect of an Award.

Section 8.8    Breach of Agreements.

The Committee may include in any Agreement a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one year period after termination of the Participant’s Service with the Company or an Affiliate.

Section 8.9    Deferral of Awards.

The Committee may establish procedures pursuant to which the payment of any Award may be deferred.

Section 8.10    Employment of Participant by Affiliate.

Unless the Committee determines otherwise, the Service of a Participant who works for an Affiliate shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be an Affiliate.

Section 8.11    Registration Restrictions.

A Stock Option or Stock Appreciation Right shall not be exercisable, no transfer of shares of Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or Stock Appreciation Right or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Common Stock subject to such Stock Option or Stock Appreciation Right, and the shares of Common Stock subject to such Stock Option or Stock Appreciation Right have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its sole discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Common Stock subject to a Stock Option, Stock Appreciation Right or other Award is required under any federal or state law or on any securities exchange or the consent or approval of any U.S. or foreign governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares under a Stock Option, Stock Appreciation Right or other Award, such Stock Option or Stock Appreciation Right shall not be exercised in whole or in part, and shares of Common Stock shall not be delivered pursuant to the Award, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

ARTICLE IX

AMENDMENT AND TERMINATION

The Plan may be terminated and may be altered, amended, suspended or terminated at any time, in whole or in part, by the Board; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of The Nasdaq Stock Market or other principal stock exchange on which the Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award. Unless previously terminated pursuant to this Article IX, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, and no further Awards may be granted hereunder after such date.

ARTICLE X

INTERPRETATION

Section 10.1    Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 10.2    Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 10.3    Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

Section 10.4    Parachute Taxes.

Notwithstanding any other provision of this Plan, unless an agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate (an “Other Agreement”) directly or indirectly modifies or excludes application of this paragraph, including by specifically addressing Section 280G of the Code and/or the treatment with respect to any payment or benefit to the Participant that could be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (“Benefit Arrangements”), would cause any payment or benefit to the Participant under this Plan to be considered a Parachute Payment and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment.

Section 10.5    Section 409A of the Code.

To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

ARTICLE XI

EFFECTIVE DATE AND STOCKHOLDER APPROVAL

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year after the Effective Date, any Awards made hereunder shall be null and void and of no effect.

APPENDIX B

AUDIT COMMITTEE CHARTER

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Revised March 15, 2007)

Membership

The Audit Committee of the Board of Directors (the “Board”) of Gemstar-TV Guide International, Inc. shall be composed of at least three (3) members of the Board. Each member of the Audit Committee shall satisfy the independence requirements of the rules and regulations of he NASDAQ Stock Market “Nasdaq”) and the Securities and Exchange Commission (“SEC”) for audit committee membership. At least one member of the Audit Committee shall be a financial expert as such term is defined in the rules and regulations of the SEC and shall possess such additional financial experience as required by the rules and regulations of Nasdaq. The members of the Audit Committee shall be appointed and may be removed by the Board.

Purpose and Responsibilities

The Audit Committee shall assist the Board in its oversight of (i) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent auditors, and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

In the furtherance of this purpose, the Audit Committee shall have the following responsibilities:

Independent Accountants

1. The Audit Committee shall have the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including the sole authority to approve all audit and permitted non-audit services to be provided by the independent auditors and the engagement fees and terms thereof. The Audit Committee shall pre-approve each such audit and non-audit service to be provided by the Company’s independent auditors. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2. The Audit Committee shall review and discuss with the independent auditors their audit procedures, including the audit plan and its scope and staffing with respect to the Company’s consolidated financial statements;

3. The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall, to the extent it deems appropriate:

•	obtain and review a report or reports from the Company’s independent auditors describing:

•	the independent auditors’ internal quality-control procedures; and

•

any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent auditors; and any steps taken to deal with any such issues;

•

ensure that the independent auditors prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that, in the view of the Audit Committee, may impact the objectivity and independence of the independent auditors. If the Audit Committee determines that further inquiry is advisable, the Audit Committee shall take appropriate action in response to the independent auditors’ report to satisfy itself of the accountants’ independence;

•	review and evaluate the lead partner of the independent auditors;

•

in addition to assuring the regular rotation of the “audit partners” as required by law, consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management of the independent auditors performance.

4. The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors;

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

5. The Audit Committee shall review and discuss with the independent auditors and with management the results of the annual audit of the Company’s consolidated financial statements prior to the filing with the SEC or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent auditors’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent auditors in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants (“AICPA”);

6. The Audit Committee shall recommend to the Board whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;

7. The Audit Committee shall review and discuss with management and the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any items required to be communicated to the Committee by the independent auditors in accordance with existing AICPA guidance;

8. The Audit Committee shall review and discuss with management and the independent auditors the quality and adequacy of the Company’s financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

9. The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent auditors pursuant to Statement on Auditing Standards No. 61;

10. The Audit Committee shall review with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•

any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings);

11. The Audit Committee shall discuss with management the Company’s earnings releases as well as financial information and earnings guidance provided to analysts and rating agencies;

12. The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

13. The Audit Committee shall review and approve:

•	all related-party transactions when and if required to do so by applicable rules and regulations;

•

all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, or any of their immediate family members other than transactions that have been approved by the Company’s Compensation Committee; and

•

all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $1 million (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such security holder;

14. The Audit Committee shall establish procedures for:

•	all related-party transactions when and if required to do so by applicable rules and regulations;

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters,

and shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

15. The Audit Committee shall (i) prepare a report of the Audit Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC, (ii) file with Nasdaq any reports that may be required with respect to the Audit Committee, and (iii) if applicable, consider whether the independent auditors’ provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditors;

16. The Audit Committee shall review and monitor, at least annually, the plans and activities of the internal audit function of the Company, including: approve the charter of the internal audit function; review organizational reporting lines, concur in the appointment, compensation and rotation of the director-internal audit, and review annual internal audit plans and receive regular reports regarding the results of activities;

Reporting to the Board of Directors; Evaluation of Performance; Other Activities

17. The Audit Committee shall report to the Board on a regular basis;

18. The Audit Committee shall, at least annually (i) evaluate its own performance and report to the Board on such evaluation and (ii) review and assess the adequacy of this Charter; and

19. The Audit Committee shall perform any other activities consistent with the Company’s Certificate of Incorporation, Bylaws and governing law as the Audit Committee or the Board deems necessary or appropriate.

Procedures

The Audit Committee shall meet at least four times annually or more frequently as it deems appropriate to carry out its duties. A majority of the members of the Audit Committee shall constitute a quorum. The Chair of the Audit Committee, in consultation with the other Audit Committee members, shall set meeting agendas.

The Audit Committee shall periodically meet separately in executive session with the independent auditors and any members of management and as a committee to discuss any matters that the Audit Committee or persons with whom they believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company. The Audit Committee may retain any independent counsel, experts or advisors that the Audit Committee believes to be necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Audit Committee and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or the Chair of the Audit Committee when it deems appropriate.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors of the Company. Members of the Audit Committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of Gemstar-TV Guide International, Inc.

The Annual Meeting of Stockholders will be held on

May 16, 2007

10:00 a.m. (Pacific time)

The Intercontinental Hotel

2151 Avenue of the Stars, Los Angeles, California 90067

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, MAY 16, 2007

The undersigned, a stockholder of Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and revoking any proxy previously given, hereby constitutes and appoints Richard Battista and Stephen H. Kay and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at the Intercontinental Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067.

(continued and to be signed on the other side)

FORM OF PROXY

Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example

Nominees:	For all nominees	Withhold authority to vote for all nominees

1.      For the election of

         Anthea Disney,

         Richard Battista,

         Peter Chernin,

         David F. Devoe,

         Nicholas Donatiello, Jr.,

         James E. Meyer,

         K. Rupert Murdoch,

         James P. O’Shaughnessy

         and

         Ruthann Quindlen,

         each to a

         one-year term as director.

	☐	☐

(Authority to vote for any nominee named may be withheld by lining through that nominee’s name.)

2. For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3. For adoption of the 2007 Long-Term Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Dated	, 2007

Signature of Stockholder	Dated	, 2007

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.